                                                                   EXHIBIT 10.38


                              AMENDED AND RESTATED
                           REVOLVING CREDIT, TERM LOAN
                                       AND
                             REIMBURSEMENT AGREEMENT


                                  by and among


                   VITAS HEALTHCARE CORPORATION, as Borrower,
                                       and

                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION,
                                    as Lender

                                       and

             NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, as Agent





                                February 17, 1995

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

                                    ARTICLE I

                              Definitions and Terms
1.01    Definitions .....................................................   2
1.02    Accounting Terms ................................................  27
1.03    UCC Terms .......................................................  28

                                   ARTICLE II

                                    The Loans
2.01    Revolving Credit Facility .......................................  29
2.02    Term Loan .......................................................  31
2.03    Rate Selection and Interest Periods .............................  31
2.04    Payment of Interest .............................................  31
2.05    Payment of Principal ............................................  32
2.06    Notes ...........................................................  35
2.07    Pro Rata Payments ...............................................  35
2.08    Reductions ......................................................  35
2.09    Increase and Decrease in Amounts ................................  36
2.10    Conversions and Elections of Subsequent
        Interest Periods ................................................  36
2.11    Unused Fee ......................................................  37
2.12    Deficiency Advances .............................................  37
2.13    Use of Proceeds .................................................  38
2.14    Extension of Revolving Credit Termination
        Date and Term Loan Maturity Date ................................  38

                                   ARTICLE III

                                Letters of Credit
3.01    Letters of Credit ...............................................  39
3.02    Reimbursement ...................................................  39
3.03    Letter of Credit Fee ............................................  43
3.04    Administrative Fees and Reserves ................................  43

                                   ARTICLE IV

                         Yield Protection and Illegality
4.01    Additional Costs ................................................  44
4.02    Suspension of Loans .............................................  46
4.03    Illegality ......................................................  46
4.04    Compensation ....................................................  47
4.05    Alternate Loans .................................................  47
4.06    Taxes ...........................................................  47

                                                                          Page
                                                                          ----

                                    ARTICLE V

                     Conditions to Making Loans and Issuing
                                Letters of Credit
 5.01   Conditions of Closing ...........................................  50
 5.02   Conditions of Loans and Issuance of Letters
        of Credit .......................................................  53
 5.03   Supplements to Schedules ........................................  53

                                   ARTICLE VI

                                    Security
 6.01   Security ........................................................  55
 6.02   Further Assurances ..............................................  55
 6.03   Property Location ...............................................  55
 6.04   Chief Executive Offices .........................................  55

                                   ARTICLE VII

                         Representations and Warranties
 7.01   Representations and Warranties ..................................  57

                                  ARTICLE VIII

                              Affirmative Covenants
 8.01   Financial Reports, Etc ..........................................  66
 8.02   Maintain Properties .............................................  67
 8.03   Existence, Qualification, Etc ...................................  68
 8.04   Regulations and Taxes ...........................................  68
 8.05   Insurance .......................................................  68
 8.06   True Books ......................................................  68
 8.07   Pay Indebtedness to Lenders and Perform
        Other Covenants .................................................  69
 8.08   Right of Inspection .............................................  69
 8.09   Observe all Laws ................................................  69
 8.10   Governmental Licenses ...........................................  69
 8.11   Covenants Extending to Subsidiaries .............................  69
 8.12   Officer's Knowledge of Default ..................................  69
 8.13   Suits or Other Proceedings ......................................  70
 8.14   Notice of Discharge of Hazardous Material
        or Environmental Complaint ......................................  70
 8.15   Environmental Compliance ........................................  70
 8.16   Indemnification .................................................  70
 8.17   Further Assurances ..............................................  71
 8.18   ERISA Requirement ...............................................  71
 8.19   Continued Operations ............................................  71
 8.20   Use of Proceeds .................................................  71

                                                                          Page
                                                                          ----


 8.21   Trade Names .....................................................  71
 8.22   New Guarantors ..................................................  72

                                   ARTICLE IX

                               Negative Covenants

 9.01   Consolidated Shareholders' Equity ...............................  74
 9.02   Current Ratio ...................................................  74
 9.03   Consolidated Interest Coverage Ratio ............................  74
 9.04   Consolidated Leverage Ratio .....................................  74
 9.05   Consolidated Fixed Charge Ratio .................................  75
 9.06   Indebtedness ....................................................  75
 9.07   Liens ...........................................................  76
 9.08   Transfer of Assets ..............................................  77
 9.09   Investments; Acquisitions .......................................  77
 9.10   Dividends or Distributions ......................................  78
 9.11   Merger or Consolidation .........................................  79
 9.12   Change in Control ...............................................  79
 9.13   Transactions with Affiliates ....................................  79
 9.14   ERISA ...........................................................  80
 9.15   Fiscal Year .....................................................  80
 9.16   Dissolution, etc ................................................  81
 9.17   Rate Hedging Obligations ........................................  81
 9.18   Subordinated Obligations ........................................  81

                                    ARTICLE X

                       Events of Default and Acceleration
10.01   Events of Default ...............................................  82
10.02   Agent to Act ....................................................  86
10.03   Cumulative Rights ...............................................  86
10.04   No Waiver .......................................................  86
10.05   Allocation of Proceeds ..........................................  87

                                   ARTICLE XI

                                    The Agent
11.01   Appointment .....................................................  88
11.02   Attorneys-in-fact ...............................................  88
11.03   Limitation on Liability .........................................  88
11.04   Reliance ........................................................  89
11.05   Notice of Default ...............................................  89
11.06   No Representations ..............................................  89
11.07   Indemnification .................................................  90
11.08   Lender ..........................................................  90
11.09   Resignation .....................................................  90
11.10   Sharing of Payments, etc ........................................  91
11.11   Fees ............................................................  92

                                                                          Page
                                                                          ----

11.12   One Lender ......................................................  92

                                   ARTICLE XII

                                  Miscellaneous

12.01    Assignments and Participations .................................  93
12.02    Notices ........................................................  95
12.03    Setoff .........................................................  97
12.04    Survival .......................................................  97
12.05    Expenses .......................................................  98
12.06    Amendments .....................................................  99
12.07    Counterparts ................................................... 100
12.08    Waivers by Borrower ............................................ 100
12.09    Termination .................................................... 100
12.10    Governing Law .................................................. 101
12.11    Indemnification ................................................ 101
12.12    Headings and References ........................................ 103
12.13    Severability ................................................... 103
12.14    Entire Agreement ............................................... 103
12.15    Agreement Controls ............................................. 103
12.16    Usury Savings Clause ........................................... 103
12.17    Confidentiality ................................................ 104
12.18    Savings Clause ................................................. 104
12.19    Consents ....................................................... 105

EXHIBIT A   Applicable Commitment Percentages ........................... 108
EXHIBIT B   Form of Assignment and Acceptance ........................... 109
EXHIBIT C   Notice of Appointment (or Revocation)
            of Authorized Representative ................................ 112
EXHIBIT D   Form of Borrowing Base Certificate .......................... 113
EXHIBIT E   Form of Borrowing Notice--Loans ............................. 114
EXHIBIT F   Form of Interest Rate Selection Notice ...................... 116
EXHIBIT G   Form of Amended and Restated Revolving
            Credit Notes ................................................ 118
EXHIBIT H   Form of Term Notes .......................................... 121
EXHIBIT I   Compliance Certificate ...................................... 124
EXHIBIT J   Form of Subsidiary Guaranty ................................. 131
EXHIBIT K   Form of Subsidiary Security Agreement ....................... 132

SCHEDULE 1.01     Existing Letters of Credit
SCHEDULE 6.03     Locations of Inventory and Equipment
SCHEDULE 6.04     Chief Executive Offices
SCHEDULE 7.01(d)  Subsidiaries adn Investments
SCHEDULE 7.01(f)  Contingent and Other Obligations
SCHEDULE 7.01(g)  Existing Liens on the Collateral
SCHEDULE 7.01(h)  Taxes
SCHEDULE 7.01(j)  Litigation
SCHEDULE 7.01(m)  Exceptions Regarding Patents

                                                                         Page
                                                                         ----

SCHEDULE 7.01(o)  Consents and Notices
SCHEDULE 7.01(r)  Hazardous Materials
SCHEDULE 7.01(t)  Pending Administrative Matters
SCHEDULE 8.05     Existing Insurance
SCHEDULE 9.06     Indebtedness


VITAS AGREES TO PROVIDE A COPY OF THE EXHIBITS AND SCHEDULES LISTED ABOVE TO THE COMMISSION UPON REQUEST.

                              AMENDED AND RESTATED
             REVOLVING CREDIT, TERM LOAN AND REIMBURSEMENT AGREEMENT


      THIS AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND REIMBURSEMENT AGREEMENT, dated as of February 17, 1995 (the "Agreement"), is made by and among:

      VITAS HEALTHCARE CORPORATION, a Delaware corporation having its principal place of business in Miami, Florida (the "Borrower"); and

      NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having its principal place of business in Tampa, Florida ("NationsBank"), and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section
12.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

      NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, the "Agent");

                              W I T N E S S E T H:

      WHEREAS, pursuant to a Revolving Credit and Reimbursement Agreement dated as of August 11, 1994 among the Borrower, NationsBank and NationsBank as agent (the "Prior Agreement"), NationsBank as lender made available to the Borrower a revolving credit facility of up to $15,000,000 which included thereunder a revolving letter of credit facility of up to $2,500,000, for working capital needs and general corporate purposes; and

      WHEREAS, the Borrower and Vitas Healthcare Corporation of California, a Subsidiary of the Borrower ("Vitas California"), have entered into an Asset Purchase Agreement with the Sellers (as hereinafter defined) dated as of December 27, 1994 (the "Asset Purchase Agreement") pursuant to which Vitas California has agreed to purchase substantially all of the operating assets of the CHC Entities (as hereinafter defined) pursuant to the terms and subject to the conditions set forth therein and, in connection therewith, the Borrower has requested that the Prior Agreement be amended and restated to increase the revolving credit facility from $15,000,000 to $20,000,000, to provide for a $25,000,000 term loan facility, and to make certain other modifications set forth herein; and

      WHEREAS, the Lenders are willing to amend and increase such revolving credit facility and make such term loan available to the Borrower upon the terms and conditions set forth herein;

      NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                              Definitions and Terms

      1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

            "Accounts" of any Person means all accounts, accounts receivable, contract rights, general intangibles, notes, bills, acceptances, choses in action, chattel paper, instruments, documents, and other forms of obligations at any time owing to such Person, the proceeds thereof and all of such Person's rights with respect to any goods represented thereby, whether or not delivered, goods returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation, together with all customer lists, books and records, ledger and account cards, computer tapes, software, disks, printouts and records, whether now in existence or hereafter created, relating to Accounts;

            "Advance" means a borrowing under the Revolving Credit Facility consisting of the aggregate principal amount of a Floating Rate Loan or a LIBOR Loan, as the case may be;

            "Affiliate" means a Person, other than a Subsidiary, (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; (ii) which is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 10% or more of any class of the outstanding voting stock of the Borrower; (iii) 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise; provided, however, that when the Borrower registers any security issued by it pursuant to the Securities Act of 1933, as amended, the figure 10% used throughout this definition shall automatically be changed to 5%;

           "Applicable Commitment Percentage" means, for each Lender, with respect to the Obligations hereunder (each a type of "credit exposure"), including its Participations and its obligations hereunder to NationsBank to acquire Participations, a fraction (expressed as a percentage) of each of the Total Revolving Loan Commitment and the Total Term Loan Commitment, the numerator of which shall be the then amount of such Lender's Revolving Loan Commitment or Term Loan Commitment, as the case may be, and the denominator of which shall be the Total Revolving Loan Commitment or Total Term Loan Commitment, as the case may be, which Revolving Loan Commitment, Term Loan Commitment and respective Applicable Commitment Percentages for each Lender as of the Closing Date are as set forth in Exhibit A attached hereto and incorporated herein by this reference; provided that the Applicable Commitment Percentages of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 12.01 hereof;

            "Applicable Interest Addition" means, for each type of Loan outstanding during any portion of any of the periods set forth below, the amount set forth for such type of Loan opposite such period:

                              Term Loan               Revolving Credit Loan
                              ---------               ---------------------
                                    Floating                     Floating
                        LIBOR       Rate              LIBOR      Rate
                        -----       ----              -----      ----

Closing Date to         2.50%       1.00%             2.50%      1.00%
and including
January 31, 1996

February 1, 1996        2.75%       1.25%             2.50%      1.00%
to and including
April 30, 1996

May 1, 1996
and thereafter          3.00%       1.50%             2.50%      1.00%;

      provided, however, if on or before January 31, 1996 the Borrower shall make a prepayment of not less than $6,000,000 principal amount of the Term Loan from the proceeds of an offering of Qualified Equity Securities, then
      (i) the Applicable Interest Addition for all LIBOR Loans shall be 2.50% and (ii) the Applicable Interest Addition for all Floating Rate Loans shall be 1.00%;

            "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit executed by the Borrower from time to time and delivered to NationsBank to support the issuance of Letters of Credit;

            "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.01;

            "Authorized Representative" means any of the President, chief executive officer or chief financial officer of the Borrower or, with respect to financial matters, the Treasurer, any Assistant Treasurer or chief financial officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C;

            "Base Rate" means for any LIBOR Loan, in respect of the Interest Period specified by the Authorized Representative in the Borrowing Notice for such LIBOR Loan, the rate (expressed as a percentage and rounded upward if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined by the Agent in good faith in accordance with its usual procedures for its customers generally to be the average of the rates per annum for deposits in Dollars offered to major banks in the London interbank market at approximately 11:00 A.M. Charlotte time two (2) LIBOR Business Days prior to the commencement of the applicable Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such LIBOR Loan;

            "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

            "Borrowing Base" means, as of any date of determination thereof, (i) from the Closing Date through April 30, 1995, 90%, (ii) from May 1, 1995 through July 31, 1995, 80%, and (iii) thereafter, 70%, of the gross amount of Eligible Accounts;

            "Borrowing Base Certificate" means a certificate of an Authorized Representative in the form attached hereto as Exhibit D;

            "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance, in the form attached hereto as Exhibit E;

            "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the States of North Carolina or Florida are authorized or obligated by law, executive order or governmental decree to be closed;

            "Capital Expenditures" means, for any period, the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during that period that are for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower, plus

      (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease, applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate that rate used in the preparation of the financial statements described in Section 8.01(a) hereof), excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance;

            "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof;

            "CHC Entities" means, collectively, Community and the following limited partnerships, of each of which Community is the sole general partner as of the Closing Date: Community Hospice Care of Orange County, Ltd. L.P., Community Hospice Care of San Diego Limited Partnership, Community Hospice Care - Coastal Cities Limited Partnership, Community Hospice Care - Inland Cities Limited Partnership, Community Hospice Care
      - San Gabriel Valley Limited Partnership, Community Hospice Care - Valley Cities, L. P., and Community Hospice Care - Los Angeles Cities, L.P;

            "CHC Transaction" means the acquisition by Vitas California of substantially all of the operating assets of the CHC Entities in accordance with the terms of the Asset Purchase Agreement;

            "CHC Transaction Documents" means, collectively, the Asset Purchase Agreement, the Seller Notes, the Subordination Agreements, and the Bill of Sale, Assumption Agreement, Guaranty, Will Agreement, Joint Account Agreement, Non-Competition Agreement and Will Non-Competition Agreement referred to in the Asset Purchase Agreement (including in each case all exhibits and schedules thereto);

            "Closing Date" means the date as of which this Agreement is executed and delivered by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.01 hereof have been satisfied;

            "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

            "Collateral" means, collectively, all collateral or security granted to the Agent for the ratable benefit of the Lenders by the Borrower, the Subsidiaries or any other Person pursuant to the Security Documents;

            "Community" means Community Hospice Care, Inc., a California corporation;

            "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 7.O1(f)(i) hereof, subject to Section 1.02 hereof;

            "Consolidated Current Assets" means cash and all other assets of the Borrower and its Subsidiaries which are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year or which would be classified as a current asset, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

            "Consolidated Current Liabilities" means all liabilities of the Borrower and its Subsidiaries which by their terms are payable within one year (including all Indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year, but excluding in all cases the Revolving Credit Debit Balance, the Term Loan and Seller Notes), all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

            "Consolidated EBITDAR" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense accrued during such period, plus (iii) taxes on income accrued during such period, plus (iv) amortization accrued during such period, plus (v) any depreciation during such period, plus (vi) all contributions to the ESOP made or accrued by the Borrower during such period, plus (vii) Consolidated Rentals, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

            "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated EBITDAR minus Capital Expenditures (other than (i) Capital Expenditures of up to $2,300,000 in the aggregate incurred in connection with the operation of the business acquired in the CHC Transaction and (ii) Capital Expenditures incurred under Capital Leases) to (b) Consolidated Fixed Charges;

            "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries, for any period of computation thereof, the sum of, without duplication, (i) Consolidated Interest Expense accrued during such period,
      (ii) dividends and distributions (other than dividends payable solely in capital stock of the Borrower) paid during such period, including Preferred Stock Redemptions, but excluding redemptions of Preferred Stock effected in connection with, and funded with proceeds of the Borrower's offering of Qualified Equity Securities, (iii) principal payments of Consolidated Funded Indebtedness required to be paid during such period (but excluding any principal payments that might be required under this Agreement), and (iv) Consolidated Rentals;

            "Consolidated Funded Indebtedness" means Indebtedness for Money Borrowed of the Borrower and its Subsidiaries and the ESOP Debt;

            "Consolidated Indebtedness" means all Indebtedness of the Borrower and its Subsidiaries, all determined on a consolidated basis and including the ESOP Debt;

            "Consolidated Interest Coverage Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated Net Income plus to the extent deducted in determining Consolidated Net Income (i) taxes based on income accrued during such period, (ii) Consolidated Interest Expense, plus (iii) all contributions to the ESOP made or accrued by the Borrower during such period related to (b) Consolidated Interest Expense;

            "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries accrued during such period and including interest expense payable in respect of the ESOP Debt, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

            "Consolidated Leverage Ratio" means the ratio of Consolidated Funded Indebtedness to Consolidated Total Capital;

            "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including payments received by the Borrower and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to Section 9.09 and not related to an extraordinary event) less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income (excluding, however, up to $800,000 of expenses incurred in connection with preparation of a proposed public offering of the Borrower's capital stock that was not pursued due to market conditions) all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries,
      (iii) net gains on the collection of proceeds of life insurance policies,
      (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

            "Consolidated Rentals" means and includes with respect to any period of determination thereof, the aggregate amount of all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the leased property) payable by the Borrower or any of its Subsidiaries, as lessee or sublessee under any lease of real property, or with respect to inpatient facilities, any lease of real or personal property, and shall include any amounts required to be paid by the Borrower or any of its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges;

            "Consolidated Shareholders' Equity" means, at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and any upward adjustment after the Closing Date due to revaluation of assets): (i) the amount of issued and outstanding capital stock, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), minus, without duplication, (iii) the amount of any deferred compensation or other contra-equity account in respect of the ESOP Debt), in each case as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, except that regardless of the treatment thereof under Generally Accepted

      Accounting Principles, the Preferred Stock and Qualified Equity Securities shall be considered part of Consolidated Shareholders' Equity for purposes of this Agreement;

            "Consolidated Total Capital" means the sum of Consolidated Funded Indebtedness and Consolidated Shareholders' Equity;

            "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                  (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

                  (2) to advance or supply funds in any manner (i) for the
            purchase or payment of such Indebtedness or other obligation, or
            (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                  (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                  (4) to lease property or to purchase securities or other
            property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                  (5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

      with respect to Contingent Obligations, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability;

            "Cost of Acquisition" means the sum of the purchase price, as reflected in any definitive agreement to acquire all or any portion of the stock or all or any portion of the assets of any Person plus, without duplication, any Indebtedness assumed by the Borrower or its Subsidiaries in connection with such acquisition;

            "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

            "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

            "Eligible Accounts" means those Accounts, of the Borrower or any Guarantor (other than inter-company accounts among the Borrower and any Guarantor ) arising from the delivery by Borrower or any Guarantor of healthcare or other services in the ordinary course of business, in which the Agent has a perfected first priority security interest pursuant to the other Loan Documents (or, in the case of Government Receivables, in which the Agent has a first priority security interest to the extent that such may be granted under applicable law), which (i) in the case of Accounts due from third party payors are reduced by discounts, disallowances, claims, bad debts, and credits in accordance with those adjustments applied by Borrower and Guarantors on a Consistent Basis, and (ii) in the case of Accounts which are directly payable by the recipient of services (typically known as self-pay) are not more than 180 days old;

            "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

                  (a) Government Securities;

                  (b) the following debt securities of the following agencies or instrumentalities of the United States of America if at all times the full faith and credit of the United States of America is pledged to the full and timely payment of all interest and principal thereof:

                        (i) all direct or fully guaranteed obligations of the
                  United States Treasury; and

                        (ii) mortgage-backed securities and participation
                  certificates guaranteed by the Government National Mortgage Association or any successor thereto;

                  (c) the following obligations of the following agencies or instrumentalities of the United States of America:

                        (i) participation certificates and debt obligations of
                  the Federal Home Loan Mortgage Corporation or any successor thereto;

                        (ii) consolidated debt obligations, and obligations
                  secured by a letter of credit, of any of the Federal Home Loan Banks; and

                        (iii) debt obligations and mortgage-backed securities of
                  the Federal National Mortgage Association or any successor thereto which have not had the interest portion thereof severed therefrom;

                  (d) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than one year following the date of purchase thereof and rated in an investment grade rating category by S&P and Moody's;

                  (e) interest bearing demand or time deposits issued by
            NationsBank or certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated A-3 or better by S&P or A or better by Moody's;

                  (f) Repurchase Agreements;

                  (g) Pre-Refunded Municipal Obligations;

                  (h) shares of mutual funds which invest in obligations
            described in paragraphs (a) through (g) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

                  (i) asset-backed remarketed certificates of participation
            representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-l" by S&P and "P-l" by Moody's; and

                  (j) any other obligation or security, the investment in which is consistent with the Borrower's written investment policies, a copy of which has been delivered by the Borrower to the Agent on or prior to the Closing Date.

            Obligations which are in book-entry form must be held in a book-entry custody account with any Federal Reserve Bank or with a clearing corporation or chain of clearing corporations which has an account with any Federal Reserve Bank;

            "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material;

            "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

            "ESOP" means The Vitas Healthcare Corporation Employee Stock Ownership Plan and the trust related thereto, as in effect as of the Closing Date and as thereafter modified, supplemented or amended;

            "ESOP Debt" means, as of any date of computation thereof, the aggregate principal amount of the indebtedness outstanding under the ESOP Loan Documents;

            "ESOP Guaranty" means the Amended and Restated Guaranty and Contingent Purchase Agreement of the Borrower dated as of the date hereof pursuant to which the Borrower guarantees the obligations and liabilities of the ESOP under the ESOP Loan Documents, as the same may be amended, modified or supplemented as therein permitted;

            "ESOP Guaranty Obligations" means the obligations and liabilities of the Borrower under the ESOP Guaranty;

            "ESOP Loan Documents" means the Loan Agreement dated as of August 11, 1994, between the ESOP and NationsBank providing for a term loan to the ESOP in the original principal amount of $2,386,670, the ESOP Guaranty, and all promissory notes, pledge agreements and other documents, instruments and agreements now or hereafter delivered to NationsBank evidencing or relating to such indebtedness, as any of such documents may hereafter be amended, modified or supplemented as therein permitted;

            "Event of Default" means any of the occurrences set forth as such in
      Section 10.01 hereof;

            "Excess Cash Flow" means with respect to any period of computation thereof, the positive difference, if any, resulting from subtracting from Consolidated EBITDAR the sum of the following: (i) Capital Expenditures,
      (ii) Consolidated Interest Expense, (iii) required principal payments on Consolidated Funded Indebtedness (including without limitation deferred compensation contributions utilized to fund payments of principal of the ESOP Debt), (iv) the aggregate amount of all dividends, distributions, redemptions or other purchases paid or declared during such period in respect of the Preferred Stock, (v) taxes on income accrued during such period, and (vi) Consolidated Rentals;

            "Existing L/Cs" means, collectively, the letters of credit issued under the Prior Agreement and remaining outstanding as of the Closing Date, as more particularly described on Schedule 1.01 attached hereto and all renewals or replacements thereof, which Existing L/Cs shall not exceed $1,500,000 in aggregate stated amount outstanding;

            "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

            "Fiscal Year" means the 12 month period of the Borrower ending on September 30 of each calendar year and commencing on October 1 of each calendar year, subject to change pursuant to Section 9.15 hereof;

            "Floating Rate" means the sum of (A) the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (1/2%), plus (B) the Applicable Interest Addition, each change in the Floating Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto;

            "Floating Rate Loan" means a Loan for which the rate of interest is determined by reference to the Floating Rate;

            "Four-Quarter Period" means a period of four full consecutive quarterly periods, taken together as one accounting period;

            "Generally Accepted Accounting Principles" means generally accepted accounting principles in effect in the United States of America as applied by nationally recognized accounting firms;

            "Government Receivables" means Accounts of the Borrower or any Subsidiary as to which the United States of America or any State or agency or instrumentality thereof (including, without limitation, any agent, fiscal intermediary or carrier acting on behalf or under the direction of the United States of America or any State or agency or instrumentality thereof) is the account obligor;

            "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America;

            "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether of a state, territory or possession of the United States, the United States, a foreign governmental entity or the District of Columbia;

            "Guarantors" means, collectively, (i) Vitas California, Vitas Healthcare Corporation of Florida, a Florida corporation, Vitas Healthcare Corporation of Ohio, a Delaware corporation, Vitas Healthcare Corporation of Pennsylvania, a Delaware corporation, (ii) every other Subsidiary of the Borrower, existing as of the Closing Date, and every Strategic Investment Subsidiary, which (x) in any calendar month shall have operating revenues of $50,000 or more and (y) shall have executed and delivered a Guaranty pursuant to Section 8.22 hereof, and (iii) every other Subsidiary (excluding Strategic Investment Subsidiaries) of the Borrower hereafter organized or acquired which shall have executed and delivered a Guaranty pursuant to Section 8.22 hereof;

            "Guaranty" means (i) as to all Persons who executed and delivered a "Guaranty" under and as defined in the Prior Agreement, each Amended and Restated Guaranty and Suretyship Agreement of a Guarantor of even date herewith, (ii) as to Vitas California, the Guaranty and Suretyship Agreement of Vitas California of even date herewith, and (iii) as to Persons delivering a Guaranty pursuant to Section 8.22 hereof, each Guaranty and Suretyship Agreement dated as of the date of delivery thereof, in favor of the Agent, as the same may be amended, modified or supplemented;

            "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law;

            "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed (but if not assumed, then the amount of such indebtedness shall be the lower of the amount thereof or the book value of such property), all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations; but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include shareholders' capital, surplus and retained earnings, minority interest in Subsidiaries, lease obligations (other than pursuant to Capital Leases), the Preferred Stock, obligations to pay dividends on or to redeem the Preferred Stock, Qualified Equity Securities, reserves for deferred income taxes and investment credits, other deferred credits and reserves, including, without limitation, unearned Medicare prospective payments, and deferred compensation obligations (except that deferred compensation obligations relating to the ESOP Debt shall constitute Indebtedness);

            "Indebtedness for Money Borrowed" means all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements) and shall include the ESOP Debt;

            "Individual Sellers" means, collectively, Connie A. Black, a resident of the State of California, and Dennis Rezendes, a resident of the State of Colorado, each a signatory to the Asset Purchase Agreement;

            "Interest Period" for each LIBOR Loan means a period commencing on the date such LIBOR Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such LIBOR Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the

      Authorized Representative three (3) LIBOR Business Days prior to the beginning of such Interest Period; provided, that,

                  (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) LIBOR Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Floating Rate Loan as of the first day thereof;

                  (ii) if an Interest Period for a LIBOR Loan would end on a day which is not a LIBOR Business Day such Interest Period shall be extended to the next LIBOR Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day);

                  (iii) there shall not be more than 5 (five) Interest Periods in effect on any day; and

                  (iv) during the first three (3) months and three (3) Business
            Days following the Closing Date (the "Initial Period"), the Borrower shall not be entitled to elect or maintain any Interest Period ending after the Initial Period, and for the next four (4) months following the Initial Period, the Borrower shall only be entitled to have Interest Periods of one month duration in effect;

            "Interest Rate Selection Notice" means the telephonic request of an Authorized Representative to elect a subsequent Interest Period for, or to convert, a Loan or Loans of any type hereunder, as such election or conversion shall be otherwise permitted herein. Any Interest Rate Selection Notice shall be binding on and irrevocable by the Borrower and shall be confirmed by facsimile transmission delivered to the Agent, effective upon receipt, on the same Business Day upon which the telephonic request is made, by the Authorized Representative in the form attached hereto as Exhibit F;

            "LC Account Agreement" means the Amended and Restated LC Account Agreement dated as of the date hereof between the Borrower and the Agent, as amended or modified from time to time;

            "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

            "Letter of Credit" means a standby letter of credit issued by NationsBank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower, and shall include the Existing L/Cs;

            "Letter of Credit Commitment" means with respect to each Lender, the obligation of such Lender to acquire Letter of Credit Participations up to an aggregate stated amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

            "Letter of Credit Facility" means the facility described in Article III hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

            "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and New York, New York;

            "LIBOR Loan" means a Loan for which the rate of interest is determined by reference to the LIBOR Rate;

            "LIBOR Rate" means, for the Interest Period for any LIBOR Loan, the rate of interest per annum determined pursuant to the following formula:

                         Base Rate
                    ---------------------
      LIBOR Rate =  1-Reserve Requirement       +  Applicable
                                                   Interest
                                                   Addition

            "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which any of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

            "Loan" or "Loans" means any of the LIBOR Loans or Floating Rate Loans constituting all or part of the Revolving Credit Loan or the Term Loan, as the context may require;

            "Loan Documents" means this Agreement, the Notes, the Guaranties, the Subordination Agreements, Applications and Agreements for Letters of Credit, the LC Account Agreement, the Security Documents and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Loans or the Letters of Credit made, issued or created under this Agreement as the same may be amended, modified or supplemented from time to time;

            "Maturity Extension Conditions" means all of the following:

            (i) No Default or Event of Default shall exist or have occurred and not have been waived;

            (ii) In the good faith judgment of the Lenders, no material adverse change shall have occurred in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, since the Closing Date;

            (iii) The Borrower shall have redeemed all of the 9% Preferred Stock through consummation of an offering of Qualified Equity Securities, shall have applied net proceeds therefrom to the prepayment of not less than $6,000,000 principal amount of the Term Loan and, immediately after giving effect to such redemption, offering and prepayment, shall have effected a net increase in its equity of not less than $11,000,000; and

            (iv) Each of the Lenders shall have received payment from the Borrower of an extension fee equal to .25% (twenty-five basis points) of the sum of its Revolving Credit Commitment and Term Loan Commitment as in effect on the effective date of any extension of the Revolving Credit Termination Date or Term Loan Maturity Date as provided in Section 2.14 hereof;

            "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, or any successor thereto;

            "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

            "NCMI" means NationsBanc Capital Markets, Inc., and its successors;

            "9% Preferred Stock" means the 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share, issued by the Borrower, of which 270,000 shares are issued and outstanding as of the Closing Date;

            "New Guaranty Event" shall have the meaning provided in Section
      8.22;

            "Notes" means, collectively, the Revolving Credit Notes and the Term Notes;

            "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations, (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

            "Outstanding Letters of Credit" means all undrawn amounts of Letters of Credit plus Reimbursement Obligations;

            "Participation" means, with respect to any Lender (other than NationsBank), the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Letter of Credit issued by NationsBank in accordance with the terms hereof;

            "Permitted Acquisition" means the acquisition by the Borrower or a Guarantor of any Person or the assets of any Person, which satisfies the following: (i) such Person is or the assets of such Person are used in the same or similar line of business as that engaged in by the Borrower, (ii) the Person acquired does not oppose such acquisition, (iii) such Person (to the extent a separate entity is acquired or results) becomes a Guarantor and is consolidated with the Borrower for financial reporting purposes or the assets acquired from such Person are owned by the Borrower or a Guarantor, (iv) if the Cost of Acquisition exceeds $2,500,000, the Required Lenders shall have consented thereto, and (v) no Default or Event of Default exists immediately after giving effect to such acquisition;

            "Permitted Liens" means those Liens described in subsections (i) through (vii) of Section 9.07 hereof;

            "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

            "Preferred Stock" means, collectively, the 9% Preferred Stock and the Series B Preferred Stock;

            "Preferred Stock Redemption" means (i) with respect to the 9% Preferred Stock, redemptions made by the Borrower pursuant to Section 3(b) of the Certificate of Designation, Preferences and Other Rights of 9.0% Cumulative Nonconvertible Preferred Stock of the Borrower, and (ii) with respect to the Series B Preferred Stock, redemptions made by the Borrower pursuant to Sections 3(a) and 3(b) of the Certificate of Designation, Preferences and Other Rights of the Series B Convertible Preferred Stock of the Borrower;

            "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body Organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest and other charges on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants;

            "Prime Rate" means the rate of interest per annum announced publicly by the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Agent;

            "Principal Office" means the office of the Agent at One Independence Center, 101 North Tryon Street, NC1-O01-15-04, Charlotte, North Carolina 28255, Attention: Corporate Banking, Agency Services, or such other office and address as the Agent may from time to time designate;

            "Prior Notes" means, collectively, the promissory notes issued under the Prior Agreement evidencing the Borrower's obligations in respect of the Revolving Credit Facility prior to the date hereof;

            "Projection of Combined Entities" means the Vitas Healthcare Corporation Analysis of Community Hospice Care, Inc. dated as of January 24, 1995;

            "Qualified Equity Securities" means either of the following types of equity securities of the Borrower sold in a public or private offering (other than securities issued as a result of the exercise of stock options):

            (i) common stock; or

            (ii) preferred stock having no right to the payment of cash dividends or other similar cash distributions and as to which the Borrower has no obligation to redeem, repurchase or otherwise retire any of such securities during the period from the date of issuance thereof until not earlier than 91 days following the full payment and satisfaction of the Obligations and termination of this Agreement, the net proceeds of which preferred stock are used to the extent necessary to redeem in whole the 9% Preferred Stock;

      provided that in either case such securities are issued substantially simultaneously with or following either (x) the redemption in full of the Series B Preferred Stock or (y) amendment of the Series B Preferred Stock (and related Certificate of Designation, Preferences and Other Rights) in form and substance reasonably acceptable to the Agent in order to eliminate any obligation of the Borrower to redeem, repurchase or otherwise retire any of such securities until not earlier than 91 days following the full payment and satisfaction of the Obligations and termination of this Agreement;

            "Ratable Benefit" means, as to each Lender, such Lender's share of the Collateral, determined by dividing (a) the outstanding principal amount of the Obligations owing to such Lender by (b) the sum of the outstanding principal amount of the Obligations owing to all the Lenders;

            "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under
      (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

            "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

            "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions" having the force of law, whether or not published or proposed prior to the date hereof;

            "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse NationsBank and the Lenders to the extent of their respective Participations (including by the receipt by NationsBank of proceeds of Loans pursuant to Section 3.02) for amounts theretofore paid by NationsBank pursuant to a drawing under such Letter of Credit;

            "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-l" by S&P or "P-l" by Moody's;

            "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least (i) so long as there shall be fewer than three (3) Lenders, 100%, and (ii) thereafter 66-2/3% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment plus the amount of such Lender's Applicable Commitment Percentage of Outstanding Letters of Credit; provided that, if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Letters of Credit, Reimbursement Obligations and the Letter of Credit Commitment shall be deemed to be held by NationsBank for purposes of this definition;

            "Required New Guarantor" shall have the meaning therefor provided in
      Section 8.22;

            "Reserve Requirement" means, for any LIBOR Loan with respect thereto, the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by the Lenders with respect to Dollar funding in the London interbank market. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lenders by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include LIBOR Loans;

            "Revolving Credit Advance Account" means an account on the books of the Agent in which

                  (i) each Advance by the Agent pursuant to Section 2.01 shall be debited thereto by recording therein on the date of such Advance a debit entry in the amount of such Advance; and

                  (ii) each payment made to the Agent for credit to the
            Revolving Credit Advance Account shall be credited thereto by recording therein on the date paid to the Agent a credit entry in the amount of such payment;

            "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender's percentage as set forth on Exhibit A hereto of the Total Revolving Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

            "Revolving Credit Debit Balance" means an amount equal to the excess, if any, of all debit entries over all credit entries required to be recorded pursuant to Section 2.01 hereof in a Revolving Credit Advance Account of the Agent up to and including the date of computation;

            "Revolving Credit Facility" means the facility described in Section
      2.01 hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of Total Revolving Credit Commitment less the aggregate amount of Outstanding Letters of Credit;

            "Revolving Credit Loan" means a Loan or Loans made available to the Borrower pursuant to the Revolving Credit Facility;

            "Revolving Credit Notes" means, collectively, the promissory notes of the Borrower evidencing the Revolving

      Credit Loans executed and delivered to the Lenders as provided in Section
      2.06 hereof substantially in the form attached hereto as Exhibit G, with appropriate insertions as to amounts, dates and names of Lenders;

            "Revolving Credit Termination Date" means (i) September 30, 1996 or, upon satisfaction of the conditions for extension provided in Section 2.14 hereof, September 30, 1998, (ii) such earlier date of termination of Lenders' obligations pursuant to Section 10.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility by payment in full of all Obligations (including the discharge of all Obligations of NationsBank and the Lenders with respect to Letters of Credit and Participations);

            "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, or any successor thereto;

            "Secured Interest Rate Management Facility" means any Rate Hedging Obligation arising under a Swap Agreement between the Borrower and one or more of the Lenders which is secured by the Collateral;

            "Security Agreement" means the Amended and Restated Pledge and Security Agreement dated as of the date hereof by the Borrower to the Agent pursuant to which the Borrower, inter alia, grants a security interest in the Collateral (i) to the Agent for the ratable benefit of the Lenders as security for the Obligations and (ii) to NationsBank as security for the ESOP Guaranty Obligations, as the same may be modified, amended or supplemented from time to time as herein and therein permitted;

            "Security Agreements" means, collectively, the Security Agreement and the Subsidiary Security Agreements;

            "Security Documents" means the Security Agreement, the Subsidiary Security Agreements, the financing statements required to perfect a security interest in the Collateral, the stock certificates evidencing the Borrower's equity interests in all Subsidiaries with duly executed stock powers in blank affixed thereto ("Subsidiary Stock"), and such other documents and instruments as the Agent may require to create or perfect a security interest in the Collateral;

            "Seller Notes" means the promissory notes of even date herewith made by Vitas California to the order of one or more of the CHC Entities in the initial aggregate principal amount of $11,400,000, which are subordinated in right of payment to the Obligations pursuant to the Subordination Agreements;

            "Sellers" means, collectively, the CHC Entities and the Individual Sellers;

            "Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $1.00 per share, issued by the Borrower, of which 262,500 shares are issued and outstanding as of the Closing Date;

            "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan;

            "Solvent" means, when used with respect to any Person, that at the time of determination:

                  (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

                  (ii) it is then able and expects to be able to pay its debts as they mature; and

                  (iii) it has capital sufficient to carry on its business as presently conducted;

            "Strategic Investment" means an equity investment not constituting a Permitted Acquisition by the Borrower or any Subsidiary in, or any loan or advance by the Borrower or any Subsidiary to, a Person (i) not constituting a Subsidiary at the time of such investment and (ii) who is engaged in the same or similar line of business as the Borrower, which investment (a) is not opposed by the Person in whom such investment is made, (b) is made pursuant to an interest or plan reflected in the minutes of the board of directors (or appropriate committee thereof) of the Borrower or Subsidiary making such investment, either to acquire all or substantially all of the stock or assets of such Person or to enter into a joint venture, co-ownership or similar arrangement through such investment, and (c) does not, and so far as can reasonably be foreseen will not, give rise to or result in any Indebtedness (including any Contingent Obligation) or other liability of or claim against the assets of Borrower or any Subsidiary (other than claims against the related Strategic Investment itself), whether as a result of being a general partner or joint venturer, an owner or operator of any facility or property, or otherwise by operation of any contract, commitment, statute or principle of law;

            "Strategic Investment Subsidiary" means any Subsidiary used for the primary purpose of making one or more Strategic Investments;

            "Subordination Agreements" means, collectively, the Subordination Agreement-A and the Subordination Agreement-B, each of even date herewith from the CHC Entities for the benefit of the Agent and Lenders subordinating the Seller Notes and certain other rights to payment under the Asset Purchase Agreement to the payment and satisfaction of the Obligations, as the same may be amended, modified or supplemented from time to time as therein permitted;

            "Subordinated Obligations" has the meaning provided in the Subordination Agreements;

            "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries;

            "Subsidiary Security Agreement" means (i) as to all Persons who executed and delivered a "Subsidiary Security Agreement" under and as defined in the Prior Agreement, the Amended and Restated Pledge and Security Agreement of each Guarantor dated as of the date hereof, (ii) as to Vitas California, the Pledge and Security Agreement of Vitas California of even date herewith, and (iii) as to Persons delivering a Pledge and Security Agreement pursuant to Section 8.22 hereof, each Pledge and Security Agreement dated the date of such delivery, by a Subsidiary of the Borrower to the Agent pursuant to which such Subsidiary, inter alia, grants a security interest in the Collateral (i) to the Agent for the ratable benefit of the Lenders and (ii) to NationsBank as security for the obligations of such Subsidiary under its Guaranty, as the same may be modified, amended or supplemented from time to time as herein and therein permitted;

            "Successor Preferred Stock" means preferred stock of the Borrower
      (a) described in clause (ii) of the definition of "Qualified Equity Securities" in this Section 1.01 issued in connection with (and the net proceeds of which issue are utilized to fund) the redemption in full or in part of the 9% Preferred Stock, or (b) having terms which are approved by the Agent and the Required Lenders.

            "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between the Borrower and another Person, on terms mutually acceptable to such Borrower and such Person, which agreements create Rate Hedging Obligations;

            "Term Loan" means the Loan or Loans made available to the Borrower pursuant to Section 2.02 hereof;

            "Term Loan Commitment" means with respect to each Lender, the obligation of such Lender to make on the Closing Date a Term Loan to the Borrower in an initial principal amount equal to such Lender's percentage as set forth on Exhibit A hereto of the Total Term Loan Commitment;

            "Term Loan Maturity Date" means (i) September 30, 1996 or, upon satisfaction of the conditions for extension provided in Section 2.14 hereof, September 30, 1998, or (ii) such earlier date as the Term Loan shall become due and payable pursuant to Section 10.01 upon the occurrence of an Event of Default;

            "Term Notes" means, collectively, the promissory notes of the Borrower evidencing the Term Loan executed and delivered to the Lenders as provided in Section 2.06 hereof substantially in the form attached hereto as Exhibit H, with appropriate insertions as to amounts, dates and names of Lenders;

            "Total Letter of Credit Commitment" means a principal amount not to exceed $2,500,000;

            "Total Revolving Credit Commitment" means a principal amount equal to $20,000,000, as reduced from time to time in accordance with Section 2.08;

            "Total Term Loan Commitment" means the several obligations of the Lenders to make a Term Loan on the Closing Date in the aggregate initial principal amount of $25,000,000;

            "Will Agreement" has the meaning therefor provided in the Asset Purchase Agreement;

            "Will Entities" means, collectively, Vernon R. Will and Wilcare Corporation, a California corporation, signatories to the Will Agreement.


      1.02 Accounting Terms. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; provided, however, if any change in Generally Accepted Accounting Principles or, if applicable, Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, in effect on the Closing Date shall result in a change in any calculation (or the meaning or effect of any calculation) required to determine compliance with any provision contained in this Agreement, the Borrower and the Required Lenders will amend such provision in a manner to reflect such change such that the determination of compliance with such provision shall yield the same result as would have been obtained prior to such change in Generally Accepted Accounting Principles or Regulation S-X. Until an amendment is entered into covenants shall be calculated in accordance with Generally Accepted Accounting Principles as in effect immediately preceding such change.

      1.03 UCC Terms. Each term defined in Article 1 or 9 of the Florida Uniform Commercial Code shall have the meaning herein given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

                                   ARTICLE II

                                    The Loans

      2.01 Revolving Credit Facility

      (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower, from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by its Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each Advance, the principal amount of outstanding Revolving Credit Loans plus the amount of all Outstanding Letters of Credit shall not exceed the lesser of the Total Revolving Credit Commitment or the Borrowing Base. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Floating Rate Loan and on a LIBOR Business Day in the case of a LIBOR Loan, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no LIBOR Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each LIBOR Loan may, subject to the provisions of Section 2.10, be repaid only on the last day of the Interest Period with respect thereto.

      (b) Amounts. Except as otherwise permitted by the Lenders from time to time, the aggregate unpaid principal amount of the Revolving Credit Loans and Outstanding Letters of Credit shall not exceed at any time, an amount equal to the lesser of the Total Revolving Credit Commitment or the Borrowing Base. Each Revolving Credit Loan hereunder and each conversion under Section 2.10 shall be in an amount of at least $500,000, and, if greater than $500,000, an integral multiple of $100,000.

      (c) Advances. (i) An Authorized Representative shall give the Agent (1) at least three (3) LIBOR Business Days' irrevocable telefacsimile or other written notice of each Revolving Credit Loan that is to be a LIBOR Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Floating Rate Loans to LIBOR Loans) prior to 10:30 A.M., Charlotte, North Carolina time; and (2) irrevocable telefacsimile or other written notice of each Revolving Credit Loan that is to be a Floating Rate Loan representing an additional borrowing hereunder prior to 10:30 A.M. Charlotte, North Carolina time on the day of such proposed Floating Rate Loan. Each Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the type (Floating or LIBOR) of Revolving Credit Loan, the date of borrowing and, if a LIBOR Loan, the Interest Period to be used in the computation of interest. Each Borrowing Notice shall be in the form attached hereto as Exhibit E or F, as applicable, with appropriate insertions. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice shall be provided by the Agent to each Lender by telefacsimile with reasonable promptness, but not later than 1:00 P.M., Charlotte, North Carolina time on the same day as Agent's receipt of such notice.

      (ii) Not later than 3:00 P.M., Charlotte, North Carolina time on the date specified for each borrowing under this Section 2.01, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan or Revolving Credit Loans to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

      (iii) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit prior to the Revolving Credit Termination Date, the drawing shall be paid by the Agent without the requirement of notice from the Borrower from immediately available funds which shall be advanced by the Lenders under the Revolving Credit Facility. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and if Borrower shall not immediately reimburse NationsBank for the amount of such draw or payment then notice of such drawing or payment shall be provided promptly by NationsBank to the Agent and the Agent shall provide notice to each Lender by telephone. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon Charlotte, North Carolina time on any Business Day, each Lender shall, pursuant to the conditions of this Agreement, make a Floating Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Charlotte, North Carolina time on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 12:00 noon Charlotte, North Carolina time on any Business Day, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make a Floating Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Charlotte, North Carolina time on the next following Business Day. Such Floating Rate Loan shall continue unless and until the Borrower converts such Floating Rate Loan in accordance with the terms of Section 2.10 hereof.

      2.02 Term Loan.

            (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount equal to the product of such Lender's Applicable Commitment Percentage (expressed as a decimal) multiplied by $25,000,000.

            (b) Interest Selection. An Authorized Representative shall give the Agent (i) at least three (3) LIBOR Business Days' irrevocable telephonic notice of selection of a LIBOR Loan for all or part of the Term Loan (representing the conversion of a Floating Rate Loan to a LIBOR Loan or of one LIBOR Loan to another LIBOR Loan) prior to 10:30 A.M., Charlotte, North Carolina time; and
(iii) irrevocable telephonic notice of each Floating Rate Loan for all or part of the Term Loan (representing a conversion from a LIBOR Loan) prior to 10:30 A.M. Charlotte, North Carolina time on the day of the proposed change in interest rate. An Authorized Representative shall give the Agent written confirmation of each such telephone notice by telefacsimile transmission in the form of the Interest Rate Selection Notice, but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notwithstanding the foregoing, no part of the Term Loan shall be a LIBOR Loan unless such LIBOR Loan shall be made in an amount at least equal to the lesser of $5,000,000 and 20% of the then outstanding principal balance of the Term Loan or, if greater, an integral multiple of $1,000,000.

      2.03 Rate Selection and Interest Periods. Each Loan shall be, at the option of the Borrower as specified in the applicable Borrowing Notice or Interest Selection Notice, as appropriate, furnished to the Agent pursuant to Sections 2.01 or 2.02 hereof, either a Floating Rate Loan or a LIBOR Loan, which shall in each case be made or maintained by each Lender at its applicable Lending Office. Floating Rate Loans and LIBOR Loans may be outstanding at the same time, provided, however, (x) there shall not be outstanding at any one time LIBOR Loans having more than five (5) different Interest Periods and (y) LIBOR Loans constituting part of the Term Loan shall at no time have Interest Periods in effect such that giving effect to any required payment or prepayment of principal of the Term Loan hereunder would require the prepayment of any of such LIBOR Loans.

      2.04 Payment of Interest. (a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Floating Rate for Floating Rate Loans or applicable LIBOR Rate for LIBOR Loans, as designated by the Authorized Representative pursuant to Sections

2.01 and 2.02 hereof or as otherwise provided herein; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (i) in the case of a LIBOR Loan, until the end of the Interest Period with respect to such LIBOR Loan, at a rate of two percent (2%) above such LIBOR Rate and (ii) thereafter, and with respect to Floating Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Floating Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

      (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing March 31, 1995, on each Floating Rate Loan, (ii) on the last day of the applicable Interest Period for each LIBOR Loan and, if any Interest Period extends for more than three months, at intervals of three months after the first day of the Interest Period in respect of the related LIBOR Loan, and (iii) upon the principal amount of such Loan being paid or otherwise becoming due and payable in full. The duration of the initial Interest Period for each Loan that is a LIBOR Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans in accordance with Section 2.10 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed by Section
2.10 hereof, the Borrower shall be deemed to have elected to convert such Loan to (or continue such Loan as) a Floating Rate Loan until the Borrower notifies the Agent in accordance with Section 2.10.

      2.05 Payment of Principal. (a) The principal amount of each Revolving Credit Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date.

      (b) The entire outstanding principal amount of the Term Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Term Loan Maturity Date. In addition, in the event that the Term Loan Maturity Date shall be extended to September 30, 1998 pursuant to the provisions of Section 2.14 hereof, a principal payment in the amount of forty percent (40%) of the then outstanding principal balance of the Term Loan shall be due and payable to the Agent for the benefit of the Lenders on September 30, 1997.

      (c) In addition to the required payments of principal of the Term Loan set forth in Section 2.05(b) above, the Borrower shall make the following required prepayments of the Term Loan, each such payment to be made to the Agent for the benefit of the Lenders within the time period specified below:

            (i) the Borrower shall make a prepayment from the proceeds of each offering of Qualified Equity Securities in an amount equal to (1) $6,000,000 plus (2) after giving effect to the Preferred Stock Redemption of the 9% Preferred Stock and crediting proceeds received by the Borrower from the exercise of the Borrower's Warrant A dated December 17, 1991 or Warrant B dated December 17, 1991, as applicable, fifty percent (50%) of any additional proceeds reduced by the amount, not to exceed $10,000,000 in the aggregate, applied to (w) underwriting discounts (if applicable), commissions (if applicable) and issuance expenses, (x) working capital, (y) in the case of a public offering, the amount necessary to prepay the Seller Notes to the extent required pursuant to Section 10.2(b) of the Asset Purchase Agreement, and (z) such other purposes as shall be reasonably acceptable to the Agent, each such prepayment to be made within ten (10) Business Days of receipt of such proceeds and upon not less than five (5) Business Days' written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment;

            (ii) without limiting the prohibition on dispositions of assets set forth in Section 9.08 hereof, the Borrower shall make a prepayment in an amount equal to 100% of the net cash proceeds received by Borrower or any Subsidiaries from each sale, lease or other disposition of assets (whether disposed of singly or in a series of related transactions) having a market value greater than $50,000, such prepayment to be made within ten (10) Business Days of receipt of such proceeds and upon not less than five (5) Business Days written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment;

            (iii) the Borrower shall make a prepayment in an amount equal to 100% of the net cash proceeds received by Borrower or any Subsidiaries from each liquidation of any overfunded pension plan, such prepayment to be made within ten (10) Business Days of receipt of such proceeds and upon not less than five (5) Business Days written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment; and

             (iv) the Borrower shall make a prepayment in an amount equal to the Applicable Percentage of Excess Cash Flow (as defined below) as at the end of each Fiscal Year of Borrower, such prepayment to be made on the date financial statements of the Borrower and its Subsidiaries for such fiscal period are required to be delivered (or if earlier, the date such financial statements are delivered) pursuant to Section 8.01 hereof, which payment shall be accompanied by a certificate of an Authorized Representative (which may be incorporated within the certificate regarding compliance with certain covenants otherwise required to be delivered under Section 8.01) setting forth in reasonable detail the calculations utilized in computing Excess Cash Flow and the amount of such prepayment (for purposes of this clause (iv), the "Applicable Percentage of Excess Cash Flow" with respect to each Fiscal Year means 75% or, for any Fiscal Year in which both the Consolidated Leverage Ratio and the Consolidated Fixed Charge Ratio shall be as set forth below, the percentage set forth opposite such ratios:

Consolidated Leverage       Consolidated Fixed     Applicable Percentage
      Ratio                    Charge Ratio        of Excess Cash Flow
---------------------       ------------------     ----------------------

Less than .55 to 1.00       Greater than 1.25               50%
but greater than or         to 1.00 but less
equal to .50 to 1.00        than or equal to
                            1.50 to 1.00.

Less than .50 to 1.00       Greater than 1.50
                            to 1.00                          0%)

The Agent shall give each Lender, within one (1) Business Day, telefacsimile notice of each notice of prepayment described in clauses (i), (ii) and (iii) of this Section 2.05(c).

      (d) Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 12:30 P.M. Charlotte, North Carolina time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent. The Borrower shall give the Agent prior telefacsimile notice of any payment of principal on Revolving Credit Loans, such notice to be given by not later than 11:00 a.m. Charlotte, North Carolina time, on the date of such payment.

      (e) The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (i) in Dollars and in immediately available funds and (ii) prior to 12:30 P.M. Charlotte, North Carolina time to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment may constitute or become a Default or Event of Default. The Agent shall give prompt telefacsimile notice to the Authorized Representative and each of the Lenders if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at a rate of interest per annum which shall be two percent (2%) above the Floating Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

      (f) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension at the applicable rate hereunder.

      2.06 Notes. Loans made by each Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the promissory notes payable to the order of such Lender in the respective amounts of its Applicable Commitment Percentage of (i) in the case of a Term Note, the Total Term Loan Commitment, and (ii) in the case of a Revolving Credit Note, the Total Revolving Credit Commitment, which Notes shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

      2.07 Pro Rata Payments. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Loans and the fees described in Section 2.11 hereof shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and (c) the Agent will promptly distribute payments received to the Lenders.

      2.08 Reductions. (a) The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than once during each fiscal quarter), upon not less than five (5) Business Days' written notice to the Agent, to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telefacsimile notice of such reduction. Each such reduction shall be in the aggregate amount of $2,500,000 or such greater amount which is in an integral multiple of $500,000, and shall permanently reduce the Total Revolving Credit Commitment of the Lenders pro rata. No such reduction shall result in the payment of any LIBOR Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section

4.04. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Credit Notes to the extent that the sum of the Revolving Credit Debit Balance and the Outstanding Letters of Credit exceeds the lesser of the Total Revolving Credit Commitment or the Borrowing Base, after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

      (b) The Term Loan may be prepaid at the option of the Borrower in whole or in part (but if in part only in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000) without penalty or premium (but subject to the provisions of Section 4.04 hereof), together with unpaid and accrued interest on the amount so prepaid, upon not less than five (5) Business Days written notice to the Agent (which shall be irrevocable) specifying the amount and date of such prepayment; provided, however, no such optional prepayment may be made which shall cause a LIBOR Loan to be repaid in whole or in part prior to the end of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.04. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such notice of prepayment. Each optional or mandatory payment or prepayment of principal of the Term Loan shall permanently reduce the Total Term Loan Commitment of the Lenders pro rata.

      2.09 Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Outstanding Letters of Credit. The amount of the Total Revolving Credit Commitment available to the Borrower shall be automatically increased by the stated amount remaining available to be drawn thereunder of each Letter of Credit upon the expiration or cancellation thereof and, without duplication, by the amount by which any Letter of Credit is reduced to the extent no Reimbursement Obligation arising from such reduction shall be outstanding.

      2.10 Conversions and Elections of Subsequent Interest Periods. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(b), 4.02 and
4.03 hereof, the Borrower may:

      (a) upon notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day, convert all or a part of LIBOR Loans to Floating Rate Loans on the last day of the Interest Period for such LIBOR Loans;

      (b) on three (3) LIBOR Business Days' notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time:

            (i) elect a subsequent Interest Period for all or a portion of LIBOR Loans to begin on the last day of the current Interest Period for such LIBOR Loans;


            (ii) convert Floating Rate Loans to LIBOR Loans on any date.

      Notice of any such elections or conversions shall be in the form of Exhibit F attached hereto and shall specify the effective date of such election or conversion and the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this Section 2.10 shall be subject to the limitations on LIBOR Loans set forth in the definition of "Interest Period" herein and in Sections 2.01, 2.02 and 2.03 and Article IV hereof. All such continuations or conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

      2.11 Unused Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee equal to one half percent (1/2%) per annum on the sum of the daily amount by which the Total Revolving Credit Commitment exceeds the average daily Revolving Credit Debit Balance. Such payments of fees provided for in this Section 2.11 shall be due in arrears on the last Business Day of each March, June, September and December beginning March 31, 1995 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive, and the Borrower shall not be required to make, payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

      2.12 Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect of such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to make an Advance to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Revolving Credit Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its

Revolving Credit Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Revolving Credit Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

      2.13 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility and the Term Loan shall be used by the Borrower solely
(i) to pay the cash portion of the purchase price to be paid by Vitas California or the Borrower pursuant to the Asset Purchase Agreement, (ii) to pay the fees and expenses incurred by Vitas California or the Borrower in connection with the negotiation and consummation of the CHC Transaction, and (iii) for Borrower's and/or any Guarantor's working capital and/or general corporate purposes.

      2.14 Extension of Revolving Credit Termination Date and Term Loan Maturity Date. In the event that (i) all Maturity Extension Conditions shall have been satisfied on or before August 30, 1996, and (ii) the Borrower shall have given not less than thirty (30) days' written notice to the Agent of its election to extend the Revolving Credit Termination Date and the Term Loan Maturity Date under the provisions of this Section 2.14, then, provided that all Maturity Extension Conditions continue to be satisfied on September 30, 1996, clause (i) of the definitions of "Revolving Credit Termination Date" and "Term Loan Maturity Date" in Article I hereof shall on such date be deemed deleted and the date "September 30, 1998" substituted in lieu thereof without further action. The Agent shall give each Lender notice of the Borrower's notice of election to extend described above within one (1) Business Day of its receipt thereof. Following the consummation by the Borrower of a public or private offering of Qualified Equity Securities constituting one of the Maturity Extension Conditions, the Borrower and the Lenders shall negotiate in good faith to amend this Agreement to reflect the Borrower's financial condition after giving effect to such offering.

                                   ARTICLE III

                                Letters of Credit

      3.01 Letters of Credit. NationsBank agrees, subject to the terms and conditions of this Agreement, upon request of Borrower to issue from time to time for the account of Borrower Letters of Credit upon delivery to NationsBank of its Application and Agreement for Letter of Credit in NationsBank's then current form; provided, that the Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment. No Letter of Credit shall be issued by NationsBank with an expiry date or payment date occurring subsequent to the earlier to occur of one year from the date of its issuance or the fifth Business Day preceding the Revolving Credit Termination Date unless the Borrower shall have furnished cash collateral therefor under the LC Account Agreement. NationsBank shall not be required to issue any Letter of Credit if the Outstanding Letters of Credit when added to the face amount of any requested Letter of Credit and the Revolving Credit Debit Balance exceeds the lesser of the Total Revolving Credit Commitment or the Borrowing Base.

      3.02 Reimbursement.

            (a) The Borrower hereby unconditionally agrees immediately to pay to NationsBank on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by NationsBank in connection with the Letters of Credit and in any event and without demand to place in possession of NationsBank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.01(c) hereof) subject to and after presentation of a draft sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower's obligations to pay NationsBank under this Section 3.02, and NationsBank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever; provided, however, that nothing contained herein shall be deemed to release NationsBank or any other Lender of any liability for actual loss arising as a result of its gross negligence, bad faith or willful misconduct or out of the wrongful dishonor by NationsBank of a proper demand for payment made under and in strict compliance with the terms of any Letter of Credit. NationsBank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. NationsBank may charge any account the Borrower may have with it for any and all amounts NationsBank pays under a Letter of Credit, plus reasonable charges and expenses as from time to time agreed to by NationsBank and the Borrower in writing; provided that to the extent permitted by Section 2.01(c) (iii), amounts shall be paid pursuant to Advances under the Revolving Credit Facility. The Borrower agrees that NationsBank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay NationsBank interest on any amounts not paid when due hereunder at the Floating Rate plus two percent (2%), or the maximum rate permitted by applicable law, if lower.

            (b) In accordance with the provisions of Section 2.01(c) hereof, NationsBank shall notify the Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by NationsBank of such drawing.

            (c) Each Lender (other than NationsBank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of NationsBank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay NationsBank under Section 3.02(a), each Lender (other than NationsBank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to NationsBank as hereinafter described, its Applicable Commitment Percentage of the liability of NationsBank under such Letter of Credit. Prior to the Revolving Credit Termination Date, each Lender (including NationsBank in its capacity as a Lender) shall, subject to the terms and conditions of Article II, make a Floating Rate Loan to the Borrower by paying to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, all as described and pursuant to Section 2.01(c). With respect to drawings under any of the Letters of Credit, each Lender, upon receipt from the Agent of notice of a drawing in the manner described in Section 2.01(c), shall promptly pay to the Agent for the account of NationsBank, prior to the applicable time set forth in Section 2.0l(c), its Applicable Commitment Percentage of such drawing. Simultaneously with the making of each such payment by a Lender to NationsBank, such Lender shall, automatically and without any further action on the part of NationsBank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with Section 2.01(c) or otherwise. Each Lender's obligation to make payment to the Agent for the account of NationsBank pursuant to this Section 3.02(c), and the right of NationsBank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of NationsBank in full upon such request as required by this Section 3.02(c), such Lender shall, on demand, pay to the Agent for the account of NationsBank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.01(c) until such Lender pays such amount to the Agent for the account of NationsBank in full at the interest rate per annum for overnight borrowing by NationsBank from the Federal Reserve Bank.

            (d) Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent and the Borrower, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Outstanding Letter of Credit.

            (e) The issuance by NationsBank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5.01 hereof, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as NationsBank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

            (f) Without duplication of Section 11.07 hereof, the Borrower hereby agrees to indemnify and hold harmless NationsBank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which NationsBank, such other Lender or the Agent may incur (or which may be claimed against NationsBank, such other Lender or the Agent by any Person) by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify NationsBank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the bad faith, willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of NationsBank to pay under any Letter of Credit after the presentation to it of a proper demand strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 3.02(f) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

            (g) Without limiting Borrower's rights as set forth in Section 3.02(f) above, the obligation of the Borrower to immediately reimburse Agent for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related applications for any Letter of Credit, under all circumstances whatsoever, including, without limitation, the following circumstances:

                (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related Documents");

                (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

                (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other person or entity, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

                (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person;

                (v) any draft, statement or any other document appearing genuine on its face presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

                (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained herein shall be deemed to release NationsBank or any other Lender of any liability for actual loss arising as a result of its gross negligence, bad faith or willful misconduct or out of the wrongful dishonor by NationsBank of a proper demand for payment made under and strictly complying with the terms of any Letter of Credit.

      3.03 Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each Outstanding Letter of Credit at a rate equal to (i) with respect to the Existing L/C issued for the benefit of Reliance National Indemnity Company (NationsBank Letter of Credit No. 40940), 2.00% per annum, and (ii) with respect to all other Letters of Credit, the Applicable Interest Addition applicable to LIBOR Loans under the Revolving Credit Facility. Such payment of fees provided for in this
Section 3.03 shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each March, June, September and December, the first such payment to be made on March 31, 1995. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. In addition, the Borrower shall pay to the Agent for the benefit of NationsBank as issuer of the Letters of Credit a Letter of Credit fronting fee of one-eighth of one percent (1/8%) per annum, such fee to be paid quarterly in arrears on the dates set forth above in this Section 3.03.

      3.04 Administrative Fees and Reserves. The Borrower shall pay to NationsBank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as NationsBank and the Borrower shall agree in writing from time to time.

                                   ARTICLE IV

                    Yield Protection and Illegality

      4.01 Additional Costs. (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may determine to be necessary to compensate it for any increased costs incurred by such Lender which it reasonably determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or the issuance or maintenance by NationsBank of or any other Lender's Participation in any Letter of Credit issued hereunder, or any reduction in any amount receivable by such Lender under this Agreement, the Notes or the Letters of Credit in respect of any of such Loans or such obligation or the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on or measured by income, revenues or assets); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, in each case computed in accordance with the respective definitions of such terms set forth in Section 1.01 hereof); or (iii) imposes any other condition adversely affecting the Agent or the Lenders under this Agreement, the Notes or the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit (or any of such extensions of credit or liabilities), in each case, the effect of which is to reduce the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy). Each Lender will notify the Authorized Representative and the Agent of any event occurring after the Closing Date which would entitle it to compensation pursuant to this Section 4.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall have no obligations under this Section 4.01 unless any Lender seeking payment of Additional Costs shall have required similar payments from its other similarly situated customers.

      (b) Without limiting the effect of the foregoing provisions of this
Section 4.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on

LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower and the other Lenders, the obligation hereunder of such Lender to make, and to convert Floating Rate Loans into, LIBOR Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding LIBOR Loans convert such LIBOR Loans into Floating Rate Loans; Provided, however, that the suspension of such obligation and the conversion of any LIBOR Loans into Floating Rate Loans shall apply only to any Lender who is affected by such restrictions and who has provided such notice to the Borrower and the other Lenders, and the obligation of the other Lenders to make, and to convert Floating Rate Loans into, LIBOR Loans shall not be affected by such restrictions. In the event that the obligation of some, but not all of the Lenders to make, or to convert Floating Rate Loans into, LIBOR Loans is suspended, then any request by the Borrower during the pendency of such suspension for a LIBOR Loan shall be deemed a request for such LIBOR Loan from the Lender(s) not subject to such suspension and for a Floating Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Revolving Credit Commitments.

      (c) Determinations by any Lender for purposes of this Section 4.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make, Loans or by NationsBank as issuer of any Letter of Credit of the effect of any Regulatory Change on its costs in connection with the issuance or maintenance of, or any other Lender's Participation in, any Letter of Credit issued hereunder, or on amounts receivable by any Lender in respect of Loans or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis taking into account such Lender's reasonable policies as to the allocation of capital, costs and other items. The Lender requesting such compensation shall furnish to the Authorized Representative and the Agent within one hundred and eighty (180) days of the incurrence of any Additional Costs for which compensation is sought an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs. Each Lender will use its best efforts, consistent with its bank policies and procedures, to minimize or eliminate the obligation of the Borrower to pay any Additional Costs by booking Loans in a different Lending Office or taking other reasonable and appropriate actions; provided, however, that no Lender will be obligated to suffer or incur any economic, financial or regulatory costs, expenses or other disadvantages by reason of its obligation contained in this
Section 4.01(c), except
in the case of costs and expenses which are reimbursed by the Borrower.

      4.02 Suspension of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBOR Loan for any Interest Period, the Agent determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

            (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such LIBOR Loan as provided in this Agreement; or

              (b) the relevant rates of interest referred to in the definition of "Base Rate" in Section 1.01 hereof upon the basis of which the LIBOR Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders of making or maintaining such LIBOR Loan for such Interest Period (which determination shall be made on a reasonable basis and in good faith by the Agent, and the Person making such determination shall furnish the Authorized Representative evidence of the facts leading to such determination);

then the Agent shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBOR Loans that are subject to such condition, or to convert Loans into LIBOR Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding LIBOR Loans, as applicable, convert such LIBOR Loans into a LIBOR Loan if such LIBOR Loan is not subject to the same or similar condition and is available hereunder, or to Floating Rate Loans. The Agent shall give the Authorized Representative not less than fifteen (15) days prior notice describing in reasonable detail any event or condition described in this Section 4.02 promptly following the determination by the Agent that the availability of LIBOR Loans is, or is to be, suspended as a result thereof.

      4.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue LIBOR Loans, or convert Floating Rate Loans into LIBOR Loans, shall be suspended, effective upon the respective maturities of the Interest Periods currently in effect unless sooner required by law, until such time as such Lender may again make and maintain LIBOR Loans, and such Lender's outstanding LIBOR Loans shall be converted into Floating Rate Loans in accordance with Section 2.10 hereof.

      4.04 Compensation. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

            (a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan, including without limitation any conversion required pursuant to Section 4.03; or

            (b) any failure by the Borrower to borrow a LIBOR Loan on the date for such borrowing specified in the relevant Borrowing Notice under
      Article II hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such LIBOR Loan provided for herein over
(ii) the Base Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this
Section 4.04 shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Lender requesting compensation under this Section 4.04 shall furnish to the Authorized Representative and the Agent calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

      4.05 Alternate Loans. In the event any Lender suspends the making of any LIBOR Loan pursuant to this Article IV (herein a "Restricted Lender"), the Restricted Lender's Commitment Percentage of any LIBOR Loan shall bear interest at either the Floating Rate or the LIBOR Rate for which the suspension does not apply, as selected by Borrower, until the Restricted Lender once again makes available the applicable LIBOR Loan. Notwithstanding the provisions of Section 2.04(b), interest shall be payable to the Restricted Lender at the time and manner as paid to those Lenders making available LIBOR Loans.

      4.06 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection or former connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document), (iii) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under laws (including, without limitation, any statute, treaty, ruling, determination or regulation), (iv) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (v) any taxes arising after the Closing Date solely as a result of or attributable to Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

            (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

            (c) pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required, unless such Lender fails to deliver to the Borrower any certificate, document or evidence referred to in the next following sentence, in which case such obligation to pay shall be suspended until such item is delivered by such Lender.

      Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto or as otherwise reasonably requested by the Borrower, properly completed, currently effective and duly executed by such Lender establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

      If the Borrower shall be required to make any payment to the Agent for the account of any Lender under this Section 4.06, and if such Lender is able, in its reasonable opinion, to claim any deduction, credit, offset, allowance, reduction in net tax payable or similar tax benefit by reason of such payment, such Lender will promptly reimburse the Borrower for the amount of such benefit upon its realization of the economic benefit thereof. As and to the extent that the Borrower may be able to mitigate or deduct the amount of any such payments under the provisions of any treaty, law or other governmental regulation, such Lender will render whatever reasonable assistance at the request and expense of the Borrower, may be required to effect such mitigation or reduced payment.

      If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.06, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                                    ARTICLE V

                     Conditions to Making Loans and Issuing
                                Letters of Credit

      5.01 Conditions of Closing. The obligations of the Lenders hereunder are subject to the conditions precedent that:

      (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

            (i) executed originals of each of this Agreement, the Notes, the Security Documents, the Subordination Agreements and the other Loan Documents, together with all schedules and exhibits thereto;

            (ii) executed originals, or copies of executed originals certified by the secretary or assistant secretary of the Borrower, of the CHC Transaction Documents, which shall evidence (i) the consummation of the CHC Transaction as of the Closing Date on the terms provided in the Asset Purchase Agreement (without further amendment) and (ii) the placement on the Subordinated Transaction Documents (as defined in the Subordination Agreements) of the restrictive legend required by the Subordination Agreements;

            (iii) the written opinion with respect to the Loan Documents, the CHC Transaction Documents and the respective transactions contemplated thereby of special counsel to the Borrower and the Guarantors dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, special counsel to the Agent;

            (iv) the written opinion or opinions with respect to the Subordination Agreements and the other CHC Transaction Documents and the transactions contemplated thereby of counsel for the Sellers (which opinion or opinions may be in the form of a letter or letters stating that the Agent and the Lenders may rely upon the opinion or opinions of such counsel delivered to the Borrower or any of its Subsidiaries as if the same were addressed to them), dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, special counsel to the Agent;

            (v) copies of resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each of the Guarantors certified by its secretary or assistant secretary as of the Closing Date, appointing (in the case of the Borrower) the Authorized Representative and approving and adopting the Loan Documents and CHC Transaction Documents to be executed by such Person, and authorizing the execution and delivery thereof;

            (vi) specimen signatures of officers of the Borrower and each Guarantor executing the Loan Documents on behalf of such Person, certified by the secretary or assistant secretary of the Borrower or Guarantor, as applicable;

            (vii) the charter documents of the Borrower and each Guarantor certified as of a recent date by the Secretary of State of its state of incorporation;

            (viii) the by-laws of the Borrower and each Guarantor certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Person to whom such by-laws relate;

            (ix) certificates issued as of a recent date by the Secretaries of State of the jurisdiction of incorporation of the Borrower and each Guarantor, as the case may be, as to the due existence and good standing of the Borrower and each Guarantor therein;

            (x) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of the Borrower and each Guarantor as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could materially adversely affect the business, operations or conditions, financial or otherwise, of the Borrower or any Guarantor;

            (xi) notice of appointment of the Authorized Representative;

            (xii) a certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections 9.01 through 9.05 and 9.09(v) as of the Closing Date, substantially in the form of Exhibit I attached hereto;

            (xiii) a certificate of Borrower's President, chief executive officer or chief financial officer dated the Closing Date certifying that as of the Closing Date and immediately after giving effect to the CHC Transaction, the Term Loan and Advances made as of the Closing Date (A) there does not exist any Default or Event of Default and (B) the Borrower and the Guarantors are Solvent;

            (xiv) a Borrowing Base Certificate dated as of the Closing Date;

            (xv) evidence of insurance required by the Loan Documents;

            (xvi) if the Borrower shall request an Advance on the Closing Date, a Borrowing Notice with respect to such Advance;

            (xvii) all fees payable by the Borrower on the Closing Date to the Agent, NationsBank, the Lenders and NCMI; and

            (xviii) such other documents, instruments and certificates as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the CHC Transaction and the transactions contemplated hereby; and

      (b) In the good faith judgment of the Agent and the Lenders:

            (i) there shall not have occurred or become known to the Agent or the Lenders any material adverse change in the business, financial condition, operations, properties or prospects of the Borrower or its Subsidiaries or Affiliates since September 30, 1994;

            (ii) no litigation shall be pending or threatened which would be likely to materially and adversely affect the business, financial condition, operations, properties or prospects of the Borrower or its Subsidiaries or Affiliates, or which could reasonably be expected to restrain or enjoin, impose burdensome conditions on, or otherwise materially and adversely (A) affect the ability of the Borrower and its Subsidiaries to fulfill their respective obligations under the Loan Documents or the CHC Transaction Documents, or (B) impair any interests or rights of the Agent or any Lender under the Loan Documents; and

            (iii) the Borrower, its Subsidiaries and the Sellers shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby and by the CHC Transaction Documents without the occurrence of any default under, conflict with or violation of
      (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Borrower, any Subsidiary or any of the Sellers is a party or by which any of them or their properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which is not material to the financial condition, business or operations of the Borrower and its Subsidiaries taken as a whole after giving effect to the CHC Transaction.

      Upon satisfaction of the conditions described in Section 5.01, the Prior Agreement shall be superseded by this Agreement, and with reasonable promptness thereafter the Agent will surrender the Prior Notes to the Borrower.

      5.02 Conditions of Loans and Issuance of Letters of Credit. The obligation of the Lenders to make any Revolving Credit Loans, and NationsBank to issue Letters of Credit hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

            (a) the Agent shall have received a notice of such borrowing or request if required by Article II hereof;

            (b) the representations and warranties of the Borrower and each Guarantor set forth in Article VII hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance of such Letters of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date and (ii) the financial statements referred to in Section 7.0l(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 8.01 hereof;

            (c) in the case of the issuance of a Letter of Credit, Borrower shall have executed and delivered to NationsBank NationsBank's then current form of Application and Agreement for Letter of Credit together with such other instruments and documents as it shall reasonably request;

            (d) at the time of each such Advance or issuance of each Letter of Credit, as the case may be, no Default or Event of Default specified in
      Article X hereof, shall have occurred and be continuing;

            (e) immediately after giving effect to a Revolving Credit Loan or Letter of Credit the aggregate principal balance of all outstanding Revolving Credit Loans and Participations for each Lender and in the aggregate shall not exceed, respectively, (i) such Lender's Revolving Credit Commitment or Letter of Credit Commitment or (ii) the Total Revolving Credit Commitment or the Total Letter of Credit Commitment; and

            (f) immediately after giving effect to a Revolving Credit Loan or Letter of Credit, the aggregate principal amount of Revolving Credit Loans and Outstanding Letters of Credit shall not exceed the lesser of the Total Revolving Credit Commitment or the Borrowing Base.

      5.03 Supplements to Schedules. The Borrower may, from time to time, amend or supplement the Schedules to this Agreement by delivering (effective upon receipt) to the Agent and each Lender a copy of such revised Schedule or Schedules which shall (i) be dated the date of delivery, (ii) be certified by an Authorized

Representative as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that the Required Lenders determine based upon such revised Schedule (whether individually or in the aggregate or cumulatively) that there has been a material adverse change since the Closing Date in the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole, the Lenders shall have no further obligation to fund additional Advances hereunder.

                                   ARTICLE VI

                                    Security


      6.01 Security. As security for the full and timely payment and performance of the Obligations, the Borrower and each Guarantor shall execute and deliver to the Agent on the Closing Date the Security Documents. The Borrower shall (i) do all things necessary in the opinion of the Agent and its counsel to create in the Agent for the benefit of the Lenders a perfected first priority security interest in all Collateral subject to no prior liens or encumbrances other than Permitted Liens and (ii) cause each Guarantor to do all things necessary in the opinion of the Agent and its counsel to grant to the Agent for the benefit of the Lenders a perfected first priority security interest in all Collateral, as security for the obligations of such Guarantor under its Guaranty, in each case subject to no prior liens or encumbrances other than Permitted Liens and subject to limitations under applicable law which may limit the creation, perfection or priority of Liens on Government Receivables.

      6.02 Further Assurances. At the request of the Agent, the Borrower will execute, or cause the Guarantors to execute, by their respective duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document and will procure any such certificate, instrument, statement or document or (subject to the limitations stated in the last sentence of Section 6.01) take such other action (and pay all connected reasonable costs) which the Agent reasonably deems necessary to create, continue or preserve the liens and security interests (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents.

      6.03 Property Location. Schedule 6.03 delivered to the Agent simultaneously with the execution of this Agreement sets forth the true and complete address of each location where Collateral constituting equipment or inventory is located and where books and records relating to Accounts are maintained. The Borrower shall advise the Agent at the time of delivery of each certificate described in Section 8.0l(a)(ii) and Section 8.0l(b)(ii) of any change in or addition to the location or locations of such property. The information provided to the Agent shall include the address of each such location, the identity (including legal name and any trade name, if different) of the Person in whose facilities or custody such property is located, and such additional information as the Agent shall reasonably deem necessary or advisable in connection with perfecting or maintaining the perfection of a Lien on such property pursuant to the Loan Documents.

      6.04 Chief Executive Offices. The Borrower represents, warrants and covenants that (i) the chief executive office of the

Borrower is at the Closing Date located at 100 South Biscayne Boulevard, Miami, Florida 33131 and the address of the chief executive office of each Guarantor is as set forth on Schedule 6.04 delivered to the Agent simultaneously with the execution of this Agreement, and (ii) Schedule 6.04 contains a true and complete list of (a) the name and address of Borrower and each Guarantor and of each other Person which has effected any merger or consolidation with Borrower or any Guarantor or contributed or transferred to Borrower or any Guarantor (other than by sales of inventory in the ordinary course of business of the seller or) any property constituting Collateral at any time since January 1, 1989, (b) each location of the chief executive office of Borrower or any Guarantor at any time since January 1, 1989, and (c) each trade name currently used by Borrower or any Guarantor in connection with the creation or billing of Accounts. Borrower shall not change, or permit any Guarantor to change, the location of its chief executive office except upon giving not less than thirty (30) days prior written notice to the Agent and taking or causing to be taken all such action at Borrower's expense as may be reasonably requested by the Agent to perfect or maintain the perfection of the security interest of the Agent in Accounts (to the extent contemplated hereunder), general intangibles and related Collateral.

                                   ARTICLE VII

                    Representations and Warranties

      7.01 Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), after giving effect to the CHC Transaction, that:

            (a) Organization and Authority.

                  (i) the Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

                  (ii) the Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents and the CHC Transaction Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a material adverse effect on the business or operations of the Borrower or any Subsidiary;

                  (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement, the Notes, and the Security Agreement, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents and CHC Transaction Documents to which it is a party;

                  (iv) each Guarantor has the power and authority to execute, deliver and perform the Guaranty Agreement, the Subsidiary Security Agreement and the other Loan Documents and CHC Transaction Documents to which it is a party; and

                  (v) when executed and delivered, each of the Loan Documents and CHC Transaction Documents to which Borrower or any Guarantor is a party will be the legal, valid and binding obligation or agreement, as the case may be, of the Borrower or such Guarantor, enforceable against the Borrower or such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

            (b) Loan Documents and CHC Transaction Documents. The execution, delivery and performance by the Borrower and each

      Guarantor of each of the Loan Documents and each of the CHC Transaction Documents to which the Borrower or a Guarantor is a party:

                  (i) have been duly authorized by all requisite corporate
            action (including any required shareholder approval) of the Borrower or Guarantor signatory thereto required for the lawful execution, delivery and performance thereof;

                  (ii) do not violate any provisions of (1) applicable law, rule or regulation, (2) any order of any court or other agency of government binding on the Borrower, any Guarantor or any other Subsidiary of Borrower, or their respective properties, or (3) the charter documents or by-laws of Borrower or any Guarantor;

                  (iii) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which Borrower, any Guarantor or any other Subsidiary is a party, or by which the properties or assets of Borrower, any Guarantor or any other Subsidiary are bound, the effect of which would have any material adverse effect on the ability of the Borrower or any Guarantor to observe the covenants and agreements contained herein or in any other Loan Document or any of the CHC Transaction Documents or to pay the Obligations;

                  (iv) will not result in the creation or imposition of any
            Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, any Guarantor or any other Subsidiary of Borrower except any liens in favor of the Agent and the Lenders created by the Loan Documents;

            (c) Solvency. Borrower and each Guarantor are Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, assuming, with respect to each Guarantor, that the Borrower's past practice of making capital contributions to such Guarantor as necessary will continue; provided that with respect to any date after the date hereof on which this representation and warranty is deemed to be made or reaffirmed hereunder, the Borrower represents and warrants that as of such later date the Borrower and the Guarantors, taken as a whole, are Solvent;

            (d) Subsidiaries and Stockholders. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 7.01(d) delivered to the Agent simultaneously with the execution of this Agreement; such Schedule 7.01(d) states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary own beneficially and of record all the shares and other interests it is listed as owning in Schedule 7.01(d), free and clear of any Lien other than the Lien arising under the Loan Documents and applicable restrictions on transfer of such securities in effect on the Closing Date or otherwise imposed by applicable law;

            (e) Ownership Interests. Borrower owns no interest in any Person other than the Persons listed in Schedule 7.0l(d);

            (f) Financial Condition. (i) The Borrower has heretofore furnished to the Agent an audited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 1994 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as audited by Ernst & Young. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and results of their operations and the changes in their stockholders' equity for the Fiscal Year then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis;

            (ii) since September 30, 1994, there has been no material adverse change in the financial condition of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower or any of its Subsidiaries (for purposes of this clause (ii), a change in the business, properties and operations of the Borrower or any Subsidiary shall not be deemed to be a material adverse change unless such change reduces net income of the affected entity in an amount not less than an amount equal to two and one-half percent (2 1/2%) of Consolidated Net Income of the Borrower and its Subsidiaries for the Four-Quarter Period immediately preceding the date on which this representation and warranty is made or deemed made or reaffirmed), nor have such businesses or properties, taken as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; nor has any event occurred, the effect of which would have any material adverse effect on the


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

      ability of the Borrower or any Guarantor to observe the covenants and agreements contained herein or in any other Loan Document or the CHC Transaction Documents or to pay the Obligations;

            (iii) except as set forth in the financial statements referred to in
      Section 7.0l(f)(i) or in Schedule 7-01(f) or Schedule 7.01(j) delivered to the Agent simultaneously with the execution of this Agreement, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material indebtedness, obligations, commitments or other liability, contingent or otherwise, which remains outstanding or unsatisfied;

            (iv) the Projection of Combined Entities provided to the Agent and the Lenders was prepared by the Borrower in good faith and is based upon assumptions which the Borrower believes to have been reasonable as of the time of preparation thereof and as of the Closing Date;

            (g) Title to Properties. The Borrower and its Subsidiaries have title to all their respective real and personal properties, subject to no transfer restrictions or Liens of any kind, except for (x) the transfer restrictions and Liens described in Schedule 7.0l(g)-Liens delivered to the Agent simultaneously with the execution of this Agreement, and (y) Permitted Liens;

            (h) Taxes. Except as set forth in Schedule 7.01(h) delivered to the Agent simultaneously with the execution of this Agreement, the Borrower and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due;

            (i) Other Agreements. Neither the Borrower nor any Subsidiary is

                  (i) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions materially adversely affecting the ability of the Borrower or any Guarantor to observe the covenants and agreements contained herein or any other Loan Document or the CHC Transaction Documents or to pay the Obligations; or

                  (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or


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

            conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period would reasonably be likely to have a material adverse effect on the ability of the Borrower or any Guarantor to observe the covenants and agreements contained herein or any other Loan Document or the CHC Transaction Documents or to pay the Obligations;

            (j) Litigation. Except as set forth in Schedule 7.O1(j) or Schedule 7.01(t) delivered to the Agent simultaneously with the execution of this Agreement, other than proposed legislation or regulation or other governmental proceedings affecting the healthcare or hospice industries generally, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending against the Borrower or any Subsidiary or affecting any properties or rights of the Borrower or any Subsidiary, or to the knowledge of the Borrower, pending against any of the Sellers or affecting any properties or rights of any of the Sellers, which would reasonably be expected to (i) materially adversely affect the financial condition, business or operations of the Borrower or any of its Subsidiaries, or (ii) restrain, enjoin, impose burdensome conditions upon or otherwise materially and adversely affect the consummation of the CHC Transaction in accordance with the CHC Transaction Documents or the exercise of rights and powers by the Agent and the Lenders under the Loan Documents or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, or, to the knowledge of the Borrower, threatened in writing against any Seller affecting any Seller or any properties or rights of any Seller, which reasonably is expected to (i) materially adversely affect the financial condition, business or operations of the Borrower or any of its Subsidiaries, or (ii) restrain, enjoin, impose burdensome conditions upon or otherwise materially and adversely affect the consummation of the CHC Transaction in accordance with the CHC Transaction Documents or the exercise of rights and powers by the Agent and the Lenders under the Loan Documents;

            (k) Margin Stock. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower only for the purposes set forth in Section 2.13 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a


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

      "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

            (l) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. (S) 80a-l, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

            (m) Patents, Etc. Except as set forth in Schedule 7.01(m) delivered to the Agent simultaneously with the execution of this Agreement, the Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person;

            (n) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Guarantor in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect;

            (o) No Consents, Etc. Except as set forth in Schedule 7.01(o) or
      Schedule 7.0l(g) delivered to the Agent simultaneously with the execution of this Agreement, neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the


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

      Loan Documents or the CHC Transaction Documents and the transactions contemplated hereby and thereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or the CHC Transaction Documents by the Borrower or the Guarantors or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

            (p) ERISA.

            (i) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

            (ii) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower under ERISA nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid or are not yet due and payable; neither the Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and the Subsidiaries have made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation;

            (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;


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

            (iv) The consummation of the Loans and the issuance of the Letters of Credit provided for in Article II and Article III will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption;

            (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

            (vi) There has been no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any Subsidiary is or was a contributor;

            (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA;

            (viii) Neither the Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 7.01(f) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability would have a material adverse effect on the financial condition of the Borrower or any Subsidiary.

            (q) No Default. As of the date hereof, and after giving effect to the CHC Transaction, there does not exist any Default or Event of Default hereunder;

            (r) Hazardous Materials. Except as set forth on Schedule 7.01(r), the Borrower and each Subsidiary is in compliance with all applicable Environmental Laws in all material respects and neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material;

            (s) RICO. Neither the Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer


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

      influenced and corrupt organizations law, civil or criminal, or other similar laws;

            (t) Employment Matters. Except as disclosed on Schedule 7.01(t) delivered to the Agent simultaneously with the execution of this Agreement, the Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or to the Borrower's knowledge threatened any material litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of such matters.

                                  ARTICLE VIII

                              Affirmative Covenants

     Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will, where applicable, cause each Subsidiary to:

      8.01 Financial Reports, Etc. (a) as soon as practicable and in any event within one hundred and five (105) days (or, at all times after the Borrower shall become subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended, ninety (90) days) after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent (together with sufficient copies for the Lenders) (i) a consolidated balance sheet of the Borrower and its Subsidiaries, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, with respect to the consolidated financial reports, opinions of Ernst & Young, or other such independent certified public accountants of nationally recognized standing selected by the Borrower, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower; and (ii) a certificate of an Authorized Representative demonstrating compliance with Sections 9.01, 9.02, 9.03, 9.04, 9.05, and 9.09(v) of this Agreement, which certificate shall be in the form attached hereto as
Exhibit I;

      (b) as soon as practicable and in any event within thirty (30) days after the end of each calendar month, other than the last month of each Fiscal Year (except the last month of each fiscal quarter, as to which forty-five (45) days shall apply), deliver to the Agent (together with sufficient copies for the Lenders) (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated statement of income and in the case of quarterly statements a statement of cash flows for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, in conformity with the standards set forth in Section 7.01(f) (i) with respect to interim financials,
(ii) a Borrowing Base Certificate as of the end of such calendar month, and
(iii) a certificate of an Authorized Representative (which shall be required to be delivered only in


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

connection with the interim financial statements delivered as at the end of each three, six and nine month period in each Fiscal Year) containing computations for such quarter comparable to that required pursuant to Section 8.01(a) (ii);

      (c) together with each delivery of the financial statements required by
Section 8.01(a)(i) hereof, deliver to the Agent (with sufficient copies for each Lender) a letter from the Borrower's accountants specified in Section 8.01(a)
(i) hereof stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 8.0l(a)(i), nothing has come to their attention that has caused them to believe that there exists any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); and if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

      (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) (including without limitation filings on Forms 10-K, l0-Q and 8-K) or any securities exchange, (ii) at any time after becoming subject to the Securities Exchange Act of 1934, as amended, any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other similar report submitted to the Borrower or any of its Subsidiaries by independent accountants presenting in final form any results of, deficiencies discovered during or recommendations arising from any annual, interim or special audit of the Borrower or any of its Subsidiaries; and

      (e) promptly, from time to time, deliver or cause to be delivered to the Agent (with sufficient copies for each Lender) such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or any Lender may reasonably request. The Agent and the Lenders are hereby authorized to deliver a copy of any financial information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, or, subject to Section 12.01(a) or 12.01(e) hereof, to any other Person who shall acquire or consider the acquisition of a participation interest in or assignment of any Loan or Letter of Credit permitted by this Agreement and provided, that such Person shall agree to be bound by the confidentiality provisions set forth in Section 12.17.

      8.02 Maintain Properties. Maintain all properties necessary to its operations in good working order and condition (ordinary


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

wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

      8.03 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and material franchises, trade names, trademarks and permits, and, except as otherwise expressly permitted by this Agreement, maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and failure to maintain qualification or good standing would reasonably be likely to have a material adverse effect on the Borrower or any of its Subsidiaries; except that the Borrower may effect the dissolution of Vitas Healthcare Corporation of Texas so long as it remains an inactive Subsidiary of the Borrower prior to such dissolution.

      8.04 Regulations and Taxes. Comply with, in all material respects, or contest in good faith, all statutes and governmental regulations applicable to the Borrower or its Subsidiaries and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties, except liabilities being contested in good faith and against which adequate reserves have been established.

      8.05 Insurance. (i) Keep all of its insurable properties adequately insured in all material respects at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner required by the Security Agreement and otherwise as are customarily insured against by similar businesses owning such properties similarly situated,
(ii) maintain general public liability insurance and medical malpractice insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and coinsurance and other provisions providing no less coverage than that specified in Schedule 8.05 delivered to the Agent simultaneously with the execution of this Agreement, such insurance policies to be in form reasonably satisfactory to the Agent, and (iii) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes). Without limiting any additional requirement contained in the Security Agreement, each of the policies of insurance described in this Section 8.05 shall provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse or be altered in any manner.

      8.06 True Books. Keep true books of record and account in accordance with commercially reasonable business practices in which full, true and correct entries will be made of all of its dealings and transactions in all material respects, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in quarterly as well as year-end financial statements.

      8.07 Pay Indebtedness to Lenders and Perform Other Covenants. (a) Make full and timely payment of the principal of and interest on the Notes and all other Obligations whether now existing or hereafter arising; and (b) duly comply with all the terms and covenants contained in all Loan Documents and other instruments and documents given to the Agent or the Lenders pursuant hereto or thereto.

      8.08 Right of Inspection. Permit any Person designated by any Lender or the Agent at the Lender's or Agent's expense, as the case may be, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent auditors, all at reasonable times, at reasonable intervals and with reasonable prior notice, and all subject to the limitations set forth in Section 12.17 hereof (but such limitations shall not continue to apply to Collateral upon the same becoming subject to sale or other disposition under the Loan Documents following the occurrence of an Event of Default).

      8.09 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations of any applicable regulatory authority with respect to the conduct of its business.

      8.10 Governmental Licenses. To the extent the Borrower or any Subsidiaries provides goods or services giving rise to Accounts constituting Government Receivables, maintain all licenses, permits, certifications and approvals and take such other necessary action as shall entitle such Person to obtain payment or reimbursement of such Account.

      8.11 Covenants Extending to Subsidiaries. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 8.02 through 8.10, inclusive.

      8.12 Officer's Knowledge of Default. Upon the President, the chief executive officer, the chief financial officer, the Treasurer or the Vice President for Legal and Regulatory Affairs of the Borrower obtaining knowledge of any Default or Event of Default hereunder or any default under any other obligation of the Borrower or any Subsidiary when the amount of such other obligation or obligations aggregates $250,000 or more, cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

      8.13 Suits or Other Proceedings. Upon the President, the chief executive officer, the chief financial officer, the Treasurer or the Vice President for Legal and Regulatory Affairs of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate amount greater than $500,000 and not otherwise covered by insurance (or, in the alternative, not otherwise reserved against if self-insured), promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

      8.14 Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws or OSHA; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

      8.15 Environmental Compliance. If the Borrower or any Subsidiary shall receive written notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws, the Borrower shall promptly (and in any event within the time period permitted by the applicable governmental authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation, unless the Borrower in good faith is disputing such claim of violation by appropriate proceedings promptly commenced and diligently pursued and such claim does not give rise to or result in the imposition of any Lien against property of the Borrower or any Subsidiary.

      8.16 Indemnification. The Borrower hereby agrees to defend, indemnify and hold the Agent and the Lenders harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this Section 8.16 shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

      8.17 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

      8.18 ERISA Requirement. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after the President or chief executive officer of the Borrower or, with respect to financial matters, the Treasurer, any Assistant Treasurer or the chief financial officer of the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan maintained by the Borrower or any Subsidiary which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event and any action which the Borrower or applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBGC or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans of the Borrower or any Subsidiary or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

      8.19 Continued Operations. Continue at all times (i) to conduct its business and engage principally in the same or similar line or lines of business substantially as heretofore conducted, and (ii) preserve, protect and maintain free from Liens its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or useful in the conduct of its operations.

      8.20 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.13 hereof.

      8.21 Trade Names.

            (a) Conduct, and cause each Guarantor to conduct, its business in all respects and obtain and maintain title to all


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

      Collateral solely in the names set forth in Schedule 6.04 delivered to the Agent simultaneously with the execution of this Agreement and not operate under any other name unless the Borrower shall have (i) given (or caused the appropriate Guarantor to give) the Agent ten (10) days prior written notice of its intention to operate under another name, and (ii) caused to be delivered to the Agent any additional financing statements necessary to perfect a security interest in the Collateral to the extent contemplated herein;

            (b) Cause at its expense all filings to be made and other action to be taken as the Agent may reasonably request to continue the perfection of the Agent's first priority security interest in the Collateral (to the extent contemplated hereunder); and

            (c) Except as may be otherwise set forth in Schedule 7.01(m), at all times have the lawful right, power and authority, and cause each Guarantor to have the lawful right, power and authority, to utilize all trade names or trade styles employed by Borrower or such Guarantor to provide services giving rise to Accounts or to bill such Accounts.

      8.22 New Guarantors. Upon the occurrence of a New Guaranty Event, the Borrower shall, as soon as practicable but in any event within fifteen (15) Business Days of such event, cause to be delivered to the Agent by each Required New Guarantor for the benefit of the Lenders each of the following:

            (i) a Guaranty substantially in the form attached hereto as Exhibit J duly executed by such Required New Guarantor;

            (ii) a Subsidiary Security Agreement in the form attached hereto as Exhibit K duly executed by such Required New Guarantor;

            (iii) an opinion of counsel to the Required New Guarantor dated as of the date of delivery of the Guaranty provided in the foregoing clause
      (i) and addressed to the Agent and the Lenders, substantially in the form of the opinion of special counsel for the Borrower and the Guarantors delivered on the Closing Date (the "Initial Opinion") with respect to paragraphs (b), (g), (k) and (n) thereof regarding the organization, good standing and foreign qualification of such Required New Guarantor, the authorization of such Required New Guarantor to execute, deliver and perform its obligations under the Guaranty and the Subsidiary Security Agreement, the due execution and delivery of the Guaranty and the Subsidiary Security Agreement on behalf of such Required New Guarantor as valid and binding obligations of such Required New Guarantor, enforceable against such Required New Guarantor in accordance with their respective terms (subject to the exceptions set forth in paragraph (k) of the Initial Opinion), and the


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

      creation and perfection of a security interest in the collateral described in the Subsidiary Security Agreement (subject to the exceptions set forth in paragraph (n) of the Initial Opinion);

            (iv) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Required New Guarantor, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, by-laws or by applicable laws, of the shareholders or partners) of such Required New Guarantor authorizing the actions and the execution and delivery of documents described in clauses
      (i) and (ii) of this Section 8.22 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such Required New Guarantor is Solvent as of such date and after giving effect to the Guaranty and applicable Subsidiary Security Agreement;

            (v) such duly executed Uniform Commercial Code financing statements and other documents and instruments, each in form and content acceptable to the Agent, as shall be necessary to perfect the Liens created under the applicable Subsidiary Security Agreement to the extent contemplated hereunder; and

            (vi) the Subsidiary Stock (described in the definition of "Security Documents" in Article I hereof) evidencing ownership of such Required New Guarantor, together with duly executed stock powers in blank affixed thereto.

For purposes of this Section 8.22, (i) "New Guaranty Event" means each occurrence of any of the following: (A) the acquisition or creation after the Closing Date of any Subsidiary (other than Strategic Investment Subsidiaries), or (B) any Subsidiary in existence (but not a Guarantor) as of the Closing Date or any Strategic Investment Subsidiary (whenever created or acquired) satisfying the criteria in clause (ii) (x) of the definition of "Guarantors" in Article I hereof, or (C) the aggregate operating revenues of all Subsidiaries who are not Guarantors exceeding in any calendar month ten percent (10%) of the consolidated operating revenues of the Borrower and its Subsidiaries, and (ii) "Required New Guarantor" means (A) in the case of a New Guaranty Event described in clauses
(i) (A) or (i) (B) immediately above, the Subsidiary giving rise to such New Guaranty Event, and (B) in the case of a New Guaranty Event described in clause
(i) (C) immediately above, the Subsidiary (or Subsidiaries, to the extent necessary to eliminate the occurrence of the New Guaranty Event) not then Guarantors having the largest operating revenues in the relevant calendar month.




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

                                   ARTICLE IX

                               Negative Covenants

      Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

      9.01 Consolidated Shareholders' Equity. Permit Consolidated Shareholders' Equity to be less than (i) $22,000,000 at the Closing Date and (ii) as at the last day of each fiscal quarter of the Borrower and until (but excluding) the last day of the next following fiscal quarter of the Borrower, the sum of (A) the amount of Consolidated Shareholders' Equity required to be maintained pursuant to this Section 9.01 as at the end of the immediately preceding fiscal quarter, plus (B) 50% of positive Consolidated Net Income during the immediately preceding fiscal quarter of the Borrower ending on such day (including in Consolidated Net Income for purposes of this Section 9.01 only any net gain or credit of an extraordinary nature) plus (C) 80% of the net proceeds (less, only in connection with the consummation of the Borrower's offering of Qualified Equity Securities, an amount equal to the lesser of (i) the amount required to redeem the 9% Preferred Stock, reduced by the net proceeds to the Borrower from the exercise of Warrant A dated December 17, 1991 or Warrant B dated December 17, 1991, as applicable, and (ii) $17,000,000) of each sale of equity interest (or securities other than those constituting Indebtedness exchangeable, convertible or exercisable into equity interests) in the Borrower or any Subsidiary.

      9.02 Current Ratio. Permit at any time the ratio of Consolidated Current Assets to Consolidated Current Liabilities (before giving effect to any prepayment obligation arising under Section 2.05(c) (iv)) to be less than 1.00 to 1.00.

      9.03 Consolidated Interest Coverage Ratio. Permit at any time during the periods set forth below the Consolidated Interest Coverage Ratio to be less than the respective amount set forth opposite each such period:

Period                                    Ratio
------                                    -----
From the Closing Date through             1.75 to 1.00
December 31, 1996

From January 1, 1997 and
thereafter                                2.25 to 1.00

      9.04 Consolidated Leverage Ratio. Permit at any time during the periods set forth below the Consolidated Leverage Ratio to be more than the respective amount set forth opposite each such period:


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

Period                                     Ratio
------                                     -----
From the Closing Date through
December 31, 1995                          .75 to 1.00

From and including
January 1, 1996 through
December 31, 1996                          .70 to 1.00

From and including
January 1, 1997 through
December 31, 1997                          .55 to 1.00

From and including
January 1, 1998 and thereafter             .50 to 1.00

      9.05 Consolidated Fixed Charge Ratio. Permit at any time during the respective periods set forth below the Consolidated Fixed Charge Ratio to be less than the respective amount set forth opposite such period:

Period                                     Ratio
------                                     -----
From the Closing Date through
December 31, 1995                          1.00 to 1.00

From and including
January 1, 1996 through
December 31, 1996                          1.10  to 1.00

From and including
January 1, 1997 through
December 31, 1997                          1.25  to 1.00

From and including
January 1, 1998 and thereafter             1.40 to 1.00

      9.06 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except

            (i) Indebtedness existing as of the date hereof and as set forth in
      Schedule 9.06 delivered to the Agent simultaneously with the execution of this Agreement and incorporated herein by reference;

            (ii) Indebtedness owed the Agent or the Lenders in connection with this Agreement or under the ESOP Loan Documents;

            (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (iv) additional Indebtedness not to exceed in the aggregate $3,000,000 during each of the Fiscal Years ending


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

      September 30, 1995 and 1996 (on a non-cumulative basis, so that amounts not incurred in one Fiscal Year may not be carried over to a subsequent Fiscal Year) incurred to acquire computer hardware and software and related components or telecommunications equipment, systems and services and other equipment;

            (v) Indebtedness of the Borrower or Vitas California evidenced by the Seller Notes and the Borrower's guaranty thereof or otherwise arising under the CHC Transaction Documents; and

            (vi) the guaranty by the Borrower of lease obligations of Vitas California.

      9.07 Liens. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than

            (i) Liens existing as of the date hereof and as set forth in
      Schedule 7.01(g) delivered to the Agent simultaneously with the execution of this Agreement;

            (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

            (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

            (iv) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

            (v) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

            (vi) Liens arising under the Loan Documents and the ESOP Loan Documents in favor of the Agent and the Lenders;

            (vii) purchase money Liens to secure Indebtedness permitted under
      Section 9.06(iv) hereof so long as such Indebtedness is incurred to purchase computer hardware and software, the Indebtedness represents not less than 75% of the purchase price of such assets, and no other property other than the property acquired with the proceeds of such Indebtedness secures such Indebtedness; and

            (viii) the right of the Sellers to payments from certain accounts and funds pursuant to Sections 2.6 and 2.7 of the Asset Purchase Agreement and the Joint Account Agreement (as such term is defined in the Asset Purchase Agreement).

      9.08 Transfer of Assets. Sell, lease, transfer or otherwise dispose of (i) any interest in any Guarantor, or (ii) any other asset of Borrower or any Guarantor except, in each case, (a) assets sold in the ordinary course of business, (b) assets which are worn out, obsolete or no longer necessary or (c) assets transferred by the Borrower to any Guarantor, by one Guarantor to another Guarantor, or by any Guarantor to the Borrower.

      9.09 Investments; Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets, or make or permit to exist any interest whatsoever in any other Person other than a Guarantor or permit to exist any loans or advances to any Person; provided, Borrower and its Subsidiaries may consummate the CHC Transaction in accordance with the CHC Transaction Documents and otherwise may maintain investments or invest in, own, make loans or advances to, or acquire

            (i) Eligible Securities;

            (ii) loans, advances and investments existing as of the date hereof and as set forth in Schedule 7.01(d) delivered to the Agent simultaneously with the execution of this Agreement;

            (iii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

            (iv) loans and advances to other Persons in an aggregate outstanding amount not exceeding at any time $750,000, except the dollar limit restriction contained in this clause (iv) shall not apply to non-cash loans and advances made to Persons in connection with the exercise of stock options or other equity interests in the Borrower so long as such loan or advance is repaid within five (5) Business Days;

            (v) Strategic Investments (including Strategic Investment Subsidiaries not constituting Guarantors), provided that no such Strategic Investment shall be made if after giving effect thereto (W) the aggregate investment in any one Person shall exceed $1,000,000 (valued at cost), (X) the aggregate amount of Strategic Investments made in any Fiscal Year (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be expended in any subsequent Fiscal Year) shall exceed $2,000,000, (Y) the aggregate amount of Strategic Investments made in any Fiscal Year (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be expended in any subsequent Fiscal Year), together with the aggregate amount of Costs of Acquisitions (excluding the CHC Transaction) incurred during such Fiscal Year (similarly computed on a noncumulative basis), shall exceed $5,000,000 or
      (Z) the aggregate amount of Strategic Investments shall exceed five percent (5%) of Consolidated Shareholders' Equity, provided that each of the limitations described in this Section 9.09(v) shall be applied after giving effect to reductions in Strategic Investments from receipt of cash distributions and cash management fees; and

            (vi) Permitted Acquisitions, provided that if the Cost of Acquisition exceeds $2,500,000 the Borrower shall have furnished to the Agent a certificate in the form of Exhibit I prepared on a historical pro forma basis giving effect to such Permitted Acquisition which certificate shall demonstrate that no Default or Event of Default will exist; provided, further, the aggregate Costs of Acquisitions (excluding the CHC Transaction) in any Fiscal Year (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be expended in any subsequent Fiscal Year), together with the aggregate amount of Strategic Investments in such Fiscal Year (similarly computed on a non-cumulative basis), shall not exceed $5,000,000.

      9.10 Dividends or Distributions. Declare or pay any dividends (other than those payable solely in capital stock) or distribution in reduction of capital or otherwise in respect of any equity interest, or purchase, redeem or otherwise retire any such equity interest except (i) dividends paid with respect to Preferred Stock, (ii) Preferred Stock Redemptions, (iii) redemptions of the Preferred Stock with the net proceeds from the issuance and sale of Qualified Equity Securities, (iv) payments to purchase stock of the


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

Borrower pursuant to the exercise by beneficiaries of the Plan (as defined in the ESOP Loan Documents) of put rights under Section 16(b) of the Plan, and (v) pursuant to the exercise of rights of first refusal or similar rights relating to stock options or securities issuable upon the exercise of stock options in an aggregate amount in any Fiscal Year not exceeding $300,000 (on a non-cumulative basis, with the effect that amounts not expended in any Fiscal Year may not be expended in a subsequent Fiscal Year), provided that after giving effect to payment of such dividend or Preferred Stock Redemption no Default or Event of Default exist hereunder; provided further that, without limiting other rights of the Agent and the Lenders under the Loan Documents, the provisions of this
Section 9.10 shall not prohibit any Preferred Stock Redemption after December 30, 1996.

      9.11 Merger or Consolidation. (a) Consolidate with or merge into any other Person, or permit any other Person to merge into it; or (b) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business or transfers from a Guarantor to the Borrower or another Guarantor or from the Borrower to a Guarantor); provided, however, (i) any Subsidiary of the Borrower may merge into or transfer all or substantially all of its assets to or consolidate with any wholly-owned Subsidiary of the Borrower, and (ii) any Person may merge with the Borrower or any wholly-owned Subsidiary of the Borrower (whether or not such Subsidiary is the survivor, provided such Person becomes a Subsidiary and, if required, a Guarantor) if the Borrower or such wholly-owned Subsidiary shall be the survivor thereof and, if required, a Guarantor, and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder.

      9.12 Change in Control. Cause, suffer or permit any Person or group of Persons, other than the owners existing as of the Closing Date, to own beneficially more than 49% (and after an initial public offering of the Borrower's capital stock, 25%) of the outstanding securities of (on a fully diluted basis and taking into account any outstanding securities or contract rights exercisable, exchangeable or convertible into equity interests) the Borrower having voting rights in the election of directors.

      9.13 Transactions with Affiliates. Enter into any transaction after the date hereof, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service with any Affiliate of the Borrower, except for the following: (a) such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, and (b) such transactions may be entered into in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate and (C) the limitation contained in the Section does not apply to compensation arrangements (present and deferred) for Affiliates who are or were officers or employees of the Borrower or any Subsidiary as of or prior to the Closing Date if such compensation arrangements are (i) approved by a majority of the non-employee directors of the Board of Directors or the Compensation Committee of the Board of Directors and (ii) such compensation is paid for services rendered to the Borrower or such Subsidiary in the ordinary course of business.

      9.14 ERISA. With respect to all employee pension benefit plans maintained by the Borrower or any Subsidiary:

            (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

            (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or a Subsidiary to a tax or penalty or other liability on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

            (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan;

            (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

            (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result, in any liability to the Pension Benefit Guaranty Corporation; or

            (vi) incur any withdrawal liability with respect to any Multi-employer Plan.

      9.15 Fiscal Year. Change its Fiscal Year unless the Borrower demonstrates compliance with the covenants contained herein for both the Fiscal Year in effect prior to any change and the new fiscal year period by delivery to the Agent (together with sufficient copies for the Lenders) of appropriate interim and annual pro forma historical and current compliance certificates for such periods and such other information as the Agent or any Lender may reasonably request.

      9.16 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with (i) the merger or consolidation of Subsidiaries into each other or into the Borrower permitted pursuant to Section 9.11 and (ii) the dissolution of Vitas Healthcare Corporation of Texas so long as it remains an inactive Subsidiary of the Borrower prior to such dissolution).

      9.17 Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except Swap Agreements.

      9.18 Subordinated Obligations. Cause, suffer or permit to be made any payments in respect of Subordinated Obligations except to the extent expressly permitted by the Subordination Agreements.


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

                                    ARTICLE X

                  Events of Default and Acceleration

      10.01 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

            (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III hereof, at maturity, by acceleration or otherwise; or

            (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Agent or NationsBank under the Loan Documents on the date on which the same shall be due and payable; or

            (c) if default shall be made in the performance or observance of any covenant set forth in Sections 8.06, 8.07(a), 8.08, 8.12, 8.13, 8.22 or
      Article IX hereof and, in the case of Sections 9.01 through 9.05, 9.07 and
      9.14 only, such default shall continue for a period of five (5) days;

            (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the President, the chief executive officer, the chief financial officer, the Treasurer or the Vice President for Legal and Regulatory Affairs of the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent or any Lender), or if without the written consent of the Agent, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable


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

      for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent or any Lender); or

            (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary in an amount not less than $250,000 in the aggregate outstanding, or (ii) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or

            (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Guarantor pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given; or

            (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

            (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

            (i) if (i) any final, non-appealable judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $250,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or any Subsidiary's properties for any amount in excess of $250,000; and in either case such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of sixty (60) days; or

            (j) if the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; or

            (k) if (i) the Borrower or any Subsidiary shall engage in any prohibited transaction (as described in Section 9.14(ii) hereof), which is not subject to a statutory or administrative exemption, involving any employee pension benefit plan of the Borrower or any Subsidiary, (ii) any accumulated funding deficiency (as referred to in Section 9.14(iv) hereof), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a reportable event (as referred to in Section 9.14(v) hereof) (other than a reportable event for which the statutory notice requirement to the Pension Benefit Guaranty Corporation has been waived by regulation) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which reportable event or institution or proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, and in the case of such a reportable event, the continuance of such reportable event shall be unremedied for sixty (60) days after notice of such reportable event pursuant to Section 4043(a), (c) or (d) of ERISA is given, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, and such termination results in a material liability of the Borrower or any Subsidiary to such Single Employer Plan or the


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

      Pension Benefit Guaranty Corporation, or (v) the Borrower or any Subsidiary shall withdraw from a Multi-employer Plan for purposes of Title IV of ERISA, and, as a result of any such withdrawal, the Borrower or any Subsidiary shall incur withdrawal liability to such Multi-employer Plan; and in each case in clauses (i) through (v) of this Section 10.01(k), such event or condition, together with all other such events or conditions, if any, would subject the Borrower or any Subsidiary to any tax, penalty or other liabilities, and in each such case the event or condition is not remedied to the satisfaction of the Required Lenders within ninety (90) days after the earlier of (i) receipt of notice of such event or condition by the Authorized Representative from the Agent or (ii) the Borrower becomes aware of such event or condition; or

            (l) if the Borrower or any Subsidiary shall breach any of the terms or conditions of any agreement under which any Rate Hedging Obligation permitted pursuant to Section 9.17 is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such Obligation, or the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

            (m) if there shall occur and not be waived an Event of Default as defined in any of the other Loan Documents or in any of the ESOP Loan Documents; or

            (n) if there shall occur any loss of any permits, licenses, authorizations, certifications or approvals from any federal, state or local governmental or administrative authority or termination of any contract with any such authority, which loss or termination (i) continues for a period greater than 60 days and (ii) results in the suspension or termination of operations of the Borrower or any Subsidiary which produces 5% or more of the Borrower's gross revenues;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                  (A) either or both of the following actions may be taken: (i)
            the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Revolving Credit Loans or issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Revolving Credit Loans or issue Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to lend and issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

                  (B) the Borrower shall, upon demand of the Agent or the
            Required Lenders, deposit cash with the Agent in accordance with the LC Account Agreement in an amount equal to the amount of any Letters of Credit remaining undrawn or unpaid, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Agent pursuant to the terms of the applicable Application and Agreement for Letter of Credit;

                  (C) the Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

      10.02 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

      10.03 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

      10.04 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise


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

of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

      10.05 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
Article X hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:

            (i) amounts due to the Lenders pursuant to Sections 2.11, 3.03, 8.16, 12.05 and 12.11 hereof;

            (ii) amounts due to (A) NationsBank pursuant to Section 3.04 hereof, and (B) the Agent pursuant to Section 11.11 hereof;

            (iii) payments of interest on Loans, to be applied for the ratable benefit of the Lenders;

            (iv) payments of principal on Loans, to be applied for the ratable benefit of the Lenders;

            (v) payment of cash amounts to the Agent in respect of Outstanding Letters of Credit pursuant to Section 10.01(B) hereof;

            (vi) payment of Obligations owed a Lender or Lenders pursuant to Swap Agreements on a pro rata basis according to amounts owed;

            (vii) payments of all other Obligations due under the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

            (viii) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.


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

                                   ARTICLE XI

                                    The Agent

      11.01 Appointment. Each Lender (including NationsBank in its capacity as issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

      11.02 Attorneys-in-fact. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence, gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      11.03 Limitation on Liability. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Borrower or any Guarantor to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any Guarantor or to inspect the properties, books or records of the Borrower or its Subsidiaries.



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

      11.04 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

      11.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Representative or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

      11.06 No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will,


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

independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

      11.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower or its Subsidiaries and without limiting any obligations of the Borrower or any Subsidiary so to do), ratably according to the respective principal amount of the Notes held by them (or, if no Notes are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Obligations and the termination of this Agreement.

      11.08 Lender. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

      11.09 Resignation. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint, with the consent, so long as there shall not have occurred and be continuing a Default or Event of Default, of the Borrower, which consent shall


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

not be unreasonably withheld, a successor Agent for the Lenders, which successor Agent shall be a commercial bank Organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $500,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and canceled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and, if applicable, the Borrower cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this
Section 11.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however that in such event all provisions of this Agreement and the Loan Documents, shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

      11.10 Sharing of Payments. etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this Section 11.10 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitments after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Loans and Reimbursement Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 11.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.


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

      11.11 Fees. The Borrower agrees to pay to the Agent, for its individual account, an annual Agent's fee in such amount as the Borrower and the Agent may agree to in writing from time to time.

      11.12 One Lender. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, so long as NationsBank shall be the sole Lender, all references to and rights, powers and privileges exercisable by the "Agent" shall be deemed to refer to NationsBank.


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

                                   ARTICLE XII

                                  Miscellaneous

      12.01 Assignments and Participations.

      (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and the Borrower, which consents shall not be unreasonably withheld (it being understood that consent may be withheld by the Borrower if such assignment would subject the Borrower to the payment of any additional amounts pursuant to the provisions of Section 4.06 hereof), assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note payable to its order); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Loans and Participations) under this Agreement, (ii) for each assignment involving the issuance and transfer of Notes, the assigning Lender shall execute an Assignment and Acceptance and the Borrower hereby consents to execute replacement Notes to give effect to the assignment, (iii) the minimum aggregate Revolving Credit Commitment (together with which the assigning Lender's applicable portion of Participations and the Letter of Credit Commitment shall also be assigned) and Term Loan Commitment which shall be assigned is $5,000,000 (with any aggregate assigned amount being applied ratably to the Revolving Credit Commitment and the Term Loan Commitment), and (iv) such assignee shall have an office located in the United States. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated to it pursuant to such Assignment and Acceptance have the rights and obligations of a Lender hereunder and a holder of such Notes and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, but no Lender shall be released from any claims arising from actions that occur prior to the date of such assignment. No assignee shall have the right to further assign its rights and obligations pursuant to this Section
12.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $3,000.00 which fee shall not be reimbursed by the Borrower.

      (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or


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warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements delivered pursuant to Section 7.01(f) or Section 8.01, as the case may be, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Notes.

      (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

      (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

      (e) Each Lender may sell participations at its expense, and subject to the prior written approval by Borrower of such participant, which approval shall not be unreasonably withheld, to one or more banks or other financial institutions as to all or a portion of its rights and obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $1,000,000 and shall include an allocable portion of such Lender's Participation, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of any Note,
(B) reduce the interest rate


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

hereunder, (C) increase the Revolving Credit Commitment or Term Loan Commitment of the Lender granting the participation other than as permitted by Section 2.07 or (D) release any Guarantor, and (vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted. The participation of any portion of the rights and obligations hereunder shall not give rise to any obligation of the Borrower to pay an Agent fee under Section 11.11. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any Lender may assign all or any portion of its rights and obligations under the Loan Documents and the Notes to any Affiliate of such Lender, and any Lender may pledge all or any portion of its interest under the Loan Documents and the Notes to the Board as security for obligations of such Lender to the Board, without the consent of the Borrower, the Agent or any other Lender and without the payment of the administrative fee referred to in Section 11.01(a).

      12.02 Notices. Except as otherwise provided with respect to Borrowing Notices and Interest Rate Selection Notices, all notices, demands or requests provided for or permitted to be given pursuant to this Agreement shall be deemed to have been properly given or served by personal delivery, by telecopy with telephone or telecopied confirmation of receipt, or by depositing in the United States mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at their addresses set forth below. All notices, demands and requests shall be effective upon being personally delivered at the address specified herein, upon confirmation of receipt by telecopy, or three (3) Business Days after being deposited in the United States mail. The time period for which a response to any notice, demand or request must be given, if any, shall commence to run from the date of delivery at the address specified herein, the date of receipt of telecopy notice, or the date of receipt of the notice, demand, or request, by the addressees thereof as disclosed by the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent. Any party hereto shall have the right from time to time and at any time during the term of this Agreement to change its address or addressee and each shall have the right to specify as its address any other address within the United States by giving notice in accordance with the terms hereof. For the purposes of this Agreement, the addresses of the parties are as follows:

           (a)    if to the Borrower:

                  Vitas Healthcare Corporation
                  100 South Biscayne Boulevard
                  Miami, Florida 33131
                  Attention: Mark Ohlendorf, Chief Financial Officer

                  Telephone:    305/350-5922
                  Telefacsimile:    305/374-4765

                  with a copy (which shall not constitute notice) to:

                  Vitas Healthcare Corporation
                  100 South Biscayne Boulevard
                  Miami, Florida 33131
                  Attention:    Mark A. Sterling
                                Vice President for Legal and Regulatory Affairs

                  Telephone:  305/350-6044
                  Telefacsimile:   305/350-6059

            (b)   if to the Agent:

                  NationsBank of Florida, National Association
                  150 S.E. Third Avenue
                  Miami, Florida 33131
                  Attention:    Corporate Banking Department
                                Allison Freeland

                  Telephone:       305/577-5992
                  Telefacsimile:   305/577-5745

                  with a copy to:

                  NationsBank of Florida, National Association
                  One Independence Center
                  101 North Tryon Street
                   NCl-001-15-04
                  Charlotte, North Carolina  28255
                  Attention:    Margaret Lydon
                                Agency Services

                  Telephone:       704/386-9371
                  Telefacsimile:   704/386-9923


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

            (c) if to NationsBank in its capacity as issuer of the Letters of Credit:

                  NationsBank of Florida, National Association
                  One NationsBank Plaza, T21-3
                  Charlotte, North Carolina 28255
                  Attention:    Rozaland Smith, Letter of Credit
                                Department

                  Telephone:     704/386-6266
                  Telefacsimile: 704/386-2149

            (d)   if to the Lenders:

                  At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

      12.03 Setoff. The Borrower agrees that the Agent and each Lender shall have a lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind (other than deposits identified as for the benefit of third parties), or any interest in any such deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice (but if prior notice is not given then notice following such setoff shall be given with reasonable promptness) to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

      12.04 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf


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of the Borrower which are contained in this Agreement, the Notes and the other
Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

      12.05 Expenses. The Borrower agrees (a) to pay or reimburse the Agent and NCMI for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, this Agreement or any of the other Loan Documents (including travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent, as well as all such expenses and costs arising in connection with any amendment, supplement or modification to this Agreement or any other Loan Documents and the ESOP Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement (only from and after the occurrence of a Default or Event of Default) or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents, and (d) to pay, indemnify, and hold the Agent, NCMI and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents or in any respect relating to the transactions contemplated hereby or thereby, including without limitation the transactions contemplated by the CHC Transaction Documents (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the willful misconduct, bad faith or gross negligence of or the willful breach of the Loan Documents by the party seeking indemnification, (ii) legal proceedings commenced against the Agent, NCMI or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any taxes imposed upon the Agent or any Lender other than the documentary, stamp, excise and similar taxes described in clause (c) above or any tax resulting from any Regulatory Change, which tax would be payable to Lenders by Borrower pursuant to Article IV hereof, (iv) taxes imposed and


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costs and expenses incurred as a result of a transfer or assignment of any Note, participation or assignment of a portion of its rights or (v) any taxes imposed upon or any costs or expenses incurred by any transferee of any Note. The agreements in this subsection shall survive repayment of the Notes and all other Obligations hereunder and termination of this Agreement.

      12.06 Amendments. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification or waiver

            (i) which changes, extends or waives any provision of Section 11.10 or this Section 12.06, the amount of or the due date of any scheduled installment of or the rate of interest payable on any Obligation, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder (other than as provided in Section 4.05 hereof), which increases, decreases or extends the Revolving Credit Commitment or Term Loan Commitment of any Lender or which increases or extends the Letter of Credit Facility or which waives any condition to the making of any Loan shall be effective unless in writing and signed by each of the Lenders; provided, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 10.01(a), (b), (g) or (h));

           (ii) which releases Collateral or the obligation of any Guarantor shall be effective unless with the written consent of each of the Lenders; or

          (iii) which affects the rights, privileges, immunities or indemnities of the Agent or NCMI shall be effective unless in writing and signed by the Agent or NCMI, as the case may be.

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or



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

any other right, remedy or option or of any Default or Event of Default.

      12.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

      12.08 Waivers by Borrower. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Loans, any of the Notes, any of the other Loan Documents, the Obligations, or any instrument or document delivered pursuant to this Agreement or the other Loan Documents, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising between the Borrower and the Lenders or the Agent, the Borrower and each Lender and the Agent hereby waive, to the extent permitted by applicable law, trial by jury in connection with any such litigation.

      12.09 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such


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contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

      12.10 Governing Law. All documents executed pursuant to the transactions contemplated herein, including, without limitation, this Agreement and each of the Loan Documents shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of Florida; provided that this section 12.10 shall not affect the applicability of, and interpretation or construction of appropriate terms and provisions under the Uniform Commercial Code of any jurisdiction which govern the Liens on any of the Collateral. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts of Florida for the purposes of resolving disputes hereunder or for the purposes of collection.

      12.11 Indemnification. (a) In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Revolving Credit Commitments and the Term Loan Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent, NCMI and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or supported by any Letter of Credit, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the bad faith, gross negligence or willful misconduct of, or willful breach of the Loan Documents by, such Indemnified Party or an officer, co-officer, director, co-director, employee, co-employee, agent or co-agent of such Indemnified Party or a transfer or disposition of a Note by an Indemnified Party, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

      (b) If a claim is to be made by a party entitled to indemnification under this Section 12.11 or Section 8.16 against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party promptly after the party entitled to indemnification receives actual notice of any claim, action, suit, loss, cost, liability, damage or expense incurred or instituted for which the indemnification is sought. If


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requested by Borrower in writing, and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall contest the validity, applicability and/or amount of such suit, action, or cause of action to the extent such contest may be conducted in good faith on legally supportable grounds. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Section 12.11, written notice thereof shall be given to the indemnifying party as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the indemnifying party as provided in this Section 12.11 will relieve the indemnifying party from liability hereunder only if and to the extent that such failure results in the forfeiture by the indemnifying party of substantive rights and defenses. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, so long as no Default or Event of Default shall occur and be continuing, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense, provided, however, that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the indemnifying party would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the indemnified party, (ii) the defendants in, or targets of, any such lawsuit or action include both the indemnified party and indemnifying party, and the indemnified party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (iii) the indemnifying party fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such indemnified party, in either case in a timely manner, or (iv) a Default or Event of Default shall occur and be continuing, then such indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel, provided, however, that each indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section 12.11 which also involves other indemnities, to use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities and provided further, that in no event shall the Borrower be liable for the fees and expenses of more than one separate firm for the indemnified parties. The indemnified party shall cooperate (with all out of pocket costs and expenses associated therewith to be paid by the indemnifying party) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the


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

indemnified party may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party has acknowledged to the indemnified party its obligation to indemnify hereunder, the indemnified party, so long as no Default or Event of Default shall have occurred and be continuing, shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the indemnified party shall not settle such lawsuit or enforcement action within 20 days' prior written notice to the indemnifying party.

      (c) The provisions of this Section 12.11 shall survive the payment of the Obligations and the termination of this Agreement.

      12.12 Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

      12.13 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

      12.14 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

      12.15 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

      12.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under Florida law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding


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sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

      12.17 Confidentiality. Except as provided in Section 8.01(e) hereof, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their reasonable and customary procedures for handling confidential information of this nature but may, in any event, make disclosures reasonably required in connection with the contemplated transfer or assignment of any of the Loans or participations or as required or requested by any legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request under legal process by any governmental agency or representative thereof for disclosure of such information with reasonable promptness after receiving such written request. The covenants in this Section 12.17 shall survive the termination of this Agreement, payment in full of the Obligations and the occurrence of the Revolving Credit Termination Date and the Term Loan Maturity Date.

      12.18 Savings Clause. Notwithstanding anything to the contrary contained in this Agreement, in any other Loan Document, or in the ESOP Loan Documents, the Borrower or its Subsidiaries shall not be required, in order to fulfill its obligations hereunder and thereunder, to breach or violate any law, rule,


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regulation or policy having the force of law of any Governmental Authority, including, without limitation, any such laws, rules, regulations or policies relating to rights of privacy, confidentiality of patient or family-related information or records, or privileged information (collectively, "Governmental Restraints"); provided, however, that in the event that there shall occur any Default or Event of Default by reason of any Governmental Restraint, the Agent and the Lenders shall nevertheless have all rights, privileges and powers available to them under the Loan Documents, at law or in equity upon the occurrence of any such Default or Event of Default, to the same extent as in the case of any such occurrence not arising from a Governmental Restraint. The provisions of this Section 12.18 shall survive the termination of this Agreement, payment in full of the Obligations hereunder and under the ESOP Loan Documents and the occurrence of the Revolving Credit Termination Date and the Term Loan Maturity Date.

      12.19 Consents. Whenever pursuant to the terms of the Loan Documents the consent of a party to the Loan Documents shall be required for any other Person to take any action or obtain any right, privilege or other benefit thereunder, the party entitled to give or withhold consent shall respond to any such request for consent duly made hereunder within the time for such response expressly provided therefor in the Loan Documents or, if no such time is so provided, within a reasonable time following receipt thereof; provided that (i) nothing in this section shall impair the effect of any other provision of the Loan Documents expressly providing in certain circumstances that the failure to give consent shall constitute a refusal to consent, (ii) in no event shall the Agent or the Lenders be required to respond to any such request for consent more rapidly than thirty (30) days following the latest date upon which the Agent or any Lender receives such request for consent and all information relating thereto which the Agent or any Lender may request in connection therewith, and
(iii) failure of the Agent or any Lender to respond to any request for consent as provided in this Section 12.19 shall not discharge, diminish or constitute a defense to enforcement of the Obligations.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.
                              VITAS HEALTHCARE CORPORATION

                              BY: /s/ Mark W. Ohlendorf
                                  ---------------------------
                                  Mark W. Ohlendorf, Vice President


WITNESS:


/s/ Meganne Cusato
-----------------------


/s/ Terry L. Scaggs
-----------------------


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

WITNESS:                      NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION
                                   as Agent for the Lenders

/s/ Meganne Cusato            By: /s/ Allison S. Freeland
--------------------              ----------------------------------
                                  Allison S. Freeland
                                  Vice President

/s/ Terry L. Scaggs
--------------------


WITNESS:                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION


/s/ Meganne Cusato        By: /s/ Allison S. Freeland
--------------------          --------------------------------------
                              Allison S. Freeland
                              Vice President

/s/ Terry L. Scaggs
--------------------

                              Lending Office:
                              One NationsBank Plaza, T-17
                              Charlotte, North Carolina 28255

                              Wire Transfer Instructions:

                          NationsBank of Florida, National Association
                              Miami, Florida
                              ABA# 063100277
                              Reference Vitas Healthcare
                              Attention:    Specialized Loan Support,
                                            Margaret Lydon
                                            Account No.: 1366212163
                                            REF. VITAS


















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